UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934 (Amendment No. )
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ASSOCIATED BANC-CORP
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2020 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 28, 2020

March 13, 2020
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 28, 2020, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. We will present an economic/investment update beginning at 10:00 a.m., with Associated’s investment professionals providing an update on the equity market and interest rate environment.
On or about March 13, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2019 Summary Annual Report to Shareholders and our 2019 Form 10‑K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend. We always appreciate your input and interest in Associated Banc-Corp.
Sincerely,
William R. Hutchinson
Chairman of the Board
Philip B. Flynn
President and CEO

433 Main Street
Green Bay, Wisconsin 54301
________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 28, 2020
11:00 a.m.
KI Convention Center, 333 Main Street, Green Bay, Wisconsin
Items of Business:

1.	The election of 14 individuals recommended by the Board of Directors to serve as directors.

2.	The approval of the Associated Banc-Corp 2020 Incentive Compensation Plan.

3.	Advisory approval of Associated Banc-Corp’s named executive officer compensation.

4.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc- Corp for the year ending December 31, 2020.

5.	Such other business as may properly come before the meeting and all adjournments thereof.
Who May Vote:
You may vote if you were a shareholder of record on March 2, 2020.
YOUR VOTE IS IMPORTANT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2020:
Associated Banc-Corp’s Proxy Statement, 2019 Summary Annual Report to Shareholders and 2019 Form 10-K are available online at http://materials.proxyvote.com/045487.
YOU CAN VOTE BY INTERNET - www.proxyvote.com.
YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.
IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. THE PROMPT RETURN OF YOUR SIGNED PROXY OR, YOUR PROMPT VOTE BY INTERNET OR TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP BY REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.
Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 13, 2020

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1: ELECTION OF DIRECTORS	3
NOMINEES FOR ELECTION TO OUR BOARD	3
DIRECTOR QUALIFICATIONS	8
RECOMMENDATION OF THE BOARD OF DIRECTORS	8
AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE	8
INFORMATION ABOUT THE BOARD OF DIRECTORS	9
BOARD COMMITTEES AND MEETING ATTENDANCE	9
SEPARATION OF BOARD CHAIRMAN AND CEO	10
BOARD DIVERSITY	10
DIRECTOR NOMINEE RECOMMENDATIONS	11
COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD	11
COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	11
STOCK OWNERSHIP	12
SECURITY OWNERSHIP OF BENEFICIAL OWNERS	12
STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS	12
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT	13
COMMON STOCK	13
RESTRICTED STOCK UNITS	14
DEPOSITARY SHARES OF PREFERRED STOCK	15
OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN	16
PROPOSAL 2: APPROVAL OF THE ASSOCIATED BANC-CORP 2020 INCENTIVE COMPENSATION PLAN	17
RECOMMENDATION OF THE BOARD OF DIRECTORS	28
PROPOSAL 3: ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION	29
RECOMMENDATION OF THE BOARD OF DIRECTORS	29
COMPENSATION DISCUSSION AND ANALYSIS	30
COMPENSATION AND BENEFITS COMMITTEE REPORT	45
DIRECTOR COMPENSATION	53
DIRECTORS’ DEFERRED COMPENSATION PLAN	53
DIRECTOR COMPENSATION IN 2019	54
DELINQUENT SECTION 16(a) REPORTS	55
RELATED PARTY TRANSACTIONS	55
RELATED PARTY TRANSACTION POLICIES AND PROCEDURES	55
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
RECOMMENDATION OF THE BOARD OF DIRECTORS	56
REPORT OF THE AUDIT COMMITTEE	57
OTHER MATTERS THAT MAY COME BEFORE THE MEETING	58
SHAREHOLDER PROPOSALS	58
APPENDIX A: ASSOCIATED BANC-CORP 2020 INCENTIVE COMPENSATION PLAN	A-i

PROXY STATEMENT
GENERAL INFORMATION

PURPOSE
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders at 11:00 a.m. (CDT) on Tuesday, April 28, 2020, (the “Annual Meeting”) at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin, and at any and all adjournments of the Annual Meeting.
The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated’s directors, officers, and employees may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained D.F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay D.F. King & Co., Inc. up to $9,500 plus its out-of-pocket expenses for these services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS
Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 13, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), to our shareholders advising them that this Proxy Statement, the 2019 Summary Annual Report to Shareholders and our 2019 Annual Report on Form 10-K (the “2019 Form 10-K”), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy to sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 14, 2020, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE
The Board has fixed the close of business on March 2, 2020, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated’s common stock, par value $0.01 (the “Common Stock”), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING
The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 156,243,367 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES
The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:
Proposal 1 - Election of Directors
The 14 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate

Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Other Proposals
The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. However, in accordance with the rules of the New York Stock Exchange (the “NYSE”), abstentions will be counted as “votes cast” for purposes of the approval of the Associated Banc-Corp 2020 Incentive Compensation Plan, giving them the effect of votes against the approval of this proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE
Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director, “FOR” the approval of the Associated Banc-Corp 2020 Incentive Compensation Plan, “FOR” the advisory approval of Associated’s named executive officer (“NEO”) compensation and “FOR” the ratification of the selection of KPMG LLP as Associated’s independent registered public accounting firm for 2020.
VOTE BY INTERNET - www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2020. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.
VOTE BY TELEPHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2020. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.
IN PERSON - You may also vote in person at the Annual Meeting.

REVOCATION OF PROXY
Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Proxies may not be revoked via the Internet or by telephone.

The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

PROPOSAL 1:
ELECTION OF DIRECTORS
Directors elected at the Annual Meeting will serve for one-year terms expiring at the 2021 Annual Meeting and, with respect to each director, until his or her successor is duly elected and qualified. The term of each current director listed under “Nominees for Election to Our Board” expires at the Annual Meeting.
Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance Committee’s conclusion that such nominee should serve as a director. The 14 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices.
The information presented below is as of March 2, 2020.

NOMINEES FOR ELECTION TO OUR BOARD

Philip B. Flynn
Director since 2009 Age: 62
Mr. Flynn joined Associated Banc-Corp as President and Chief Executive Officer in December 2009. Mr. Flynn has more than 40 years of financial services industry experience. Prior to joining Associated, Mr. Flynn held the position of Vice Chairman and Chief Operating Officer of Union Bank in California. During his nearly 30-year career at Union Bank, he held a broad range of other executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking activities. Mr. Flynn serves as a director or trustee of the Medical College of Wisconsin, the Milwaukee Art Museum, St. Norbert College, Wisconsin Manufacturers & Commerce, and the Green Bay Packers, Inc.

Mr. Flynn’s qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant executive management experience at a large financial institution.

John F. Bergstrom
Director since 2010 Age: 73
Mr. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom also served as a director of Kimberly-Clark Corporation (NYSE:KMG), and WEC Energy Group (NYSE:WEC), retiring in 2019. He currently serves as a director of Advance Auto Parts (NYSE:APP), and is a director emeritus of the Green Bay Packers, Inc.

Mr. Bergstrom’s qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee and the Corporate Governance Committee include his more than 30 years of leadership experience as a chief executive officer and over 50 years of combined experience as a director of various public companies. Mr. Bergstrom provides the board with a deep understanding of consumer sales and of Wisconsin’s business environment. Mr. Bergstrom has completed the National Association of Corporate Directors (“NACD”) corporate training program for Compensation Committee members and is now designated as a Master Fellow for Compensation Committee, governance and best practices. He was also designated as one of the top 100 corporate directors in America for 2017.

Michael T. Crowley, Jr.
Director since 2018 Age: 77
Mr. Crowley held the position of Chairman of Bank Mutual Corporation from 2000 to 2018, serving as CEO of the subsidiary bank from 1985 to 2013, and President from 1983 to 2010. Mr. Crowley’s extensive experience in the financial community includes serving as Chairman for the Federal Home Loan Bank System Stockholder Study Committee, the State of Wisconsin Savings Bank Review Board, and the State of Wisconsin Savings and Loan Review Board. He also served as Vice Chairman for Federal Home Loan Bank of Chicago, a member of the Federal Reserve Board of Governors Thrift Institutions Advisory Council, President of the Wisconsin Banker’s Association, and a director of The Wisconsin Partnership for Housing Development, Inc.

Mr. Crowley’s qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and Trust Committee include his executive management experience at a large financial institution, his significant experience in the banking industry, as well as his leadership experience as the former Chairman of Bank Mutual Corporation.

R. Jay Gerken
Director since 2014 Age: 68
Mr. Gerken is a director of 19 mutual funds with approximately $38 billion in assets associated with Sanford C. Bernstein Fund, Inc. and the AB Multi-Manager Alternative Fund, which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.
Mr. Gerken’s qualifications to serve as a director of Associated, Chairman of the Audit Committee and member of the Enterprise Risk Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors Board Leadership Fellow. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin
Director since 2017 Age: 59
Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL), one of the nation’s largest personal lines insurers, from 2008 to 2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990 to 2008. Ms. Greffin currently serves on the board of Church Mutual Insurance Company and Trustmark Mutual Holding Company.  In addition, she serves on the boards of the Northwestern Memorial Foundation, where she is a member of the investment and audit committees of Northwestern Memorial Healthcare, the Field Museum of Natural History, where she chairs the finance committee, and DePaul University, where she chairs the investment committee. She is also a member of the Miami University Foundation board of trustees and the Economic Club of Chicago.

Ms. Greffin’s qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company.  Ms. Greffin is also a Chartered Financial Analyst.

Michael J. Haddad
Director since 2019 Age: 53
Mr. Haddad is the Chair of the Board of Directors of Schreiber Foods, Inc., an employee-owned, international dairy company headquartered in Green Bay, Wisconsin, since October 1, 2019. He served as President and Chief Executive Officer of Schreiber Foods, Inc. from 2009 to 2019, having served in a number of positions of increasing responsibility with the company since 1995. Mr. Haddad is also a member of the Board of Directors of Bellin Health Systems, the Board of Directors of the Green Bay Packers, Inc. and the Board of Directors of the Innovation Center for US Dairy.
Mr. Haddad’s qualifications to serve as a director of Associated include his extensive experience as a CEO and board member of a large global food company with annual revenues over $5 billion, and his long-standing familiarity with the markets in which Associated is headquartered and serves.

William R. Hutchinson
Director since 1994 Age: 77
Mr. Hutchinson is Chairman of the Board. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and held the positions of Vice President - Financial Operations, Treasurer, Controller, and Vice President - Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 until 1999. Mr. Hutchinson also serves as an independent director and Chairman of the Audit Committees of 23 closed-end mutual funds in the Legg Mason mutual fund complex.

Mr. Hutchinson’s qualifications to serve as Chairman of the Board of Directors of Associated and member of the Corporate Development Committee include executive level responsibility for the financial operations of a large publicly traded company and significant mergers and acquisitions experience. Although Mr. Hutchinson is not currently serving on Associated’s Audit Committee, he meets the requirements of an audit committee financial expert.

Robert A. Jeffe
Director since 2011 Age: 69
Mr. Jeffe is Chairman of OAG Analytics, Inc., which has a web-based software platform that provides, through machine learning, optimization advice for drilling and field development for energy exploration and production companies. Mr. Jeffe served as Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. from February 2012 until June 2017. Mr. Jeffe was Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and as a member of GE Capital’s board of directors from January 2002 to June 2004. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance.

Mr. Jeffe’s qualifications to serve as a director of Associated and member of the Audit Committee, the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick
Director since 2007 Age: 61
Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Previously, from March 2014 until January 2015, she was Senior Advisor to the CEO and Executive Vice President and CFO of ConnectWise, Inc., an international software and services company. Ms. Kamerick has also served as Chief Financial Officer at several leading companies, Heidrick & Struggles International, Inc., Leo Burnett, and BP Amoco Americas. She also currently serves on the board of directors of Hochschild Mining, plc (LON:HOC), serves as an independent director of 23 closed-end mutual funds in the Legg Mason mutual fund complex, and serves as independent trustee for the 24 AIG and Anchor Trust Funds. She previously served on the Board of Directors of Westell Technologies, Inc. (NASDAQ: WSTL). She has formal training in law, finance, and accounting.
Ms. Kamerick’s qualifications to serve as a director of Associated, Chair of the Corporate Governance Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive-level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. In addition, Ms. Kamerick has earned the National Association of Corporate Directors Directorship Certification. Although Ms. Kamerick is not currently serving on Associated’s Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa
Director since 2016 Age: 69
Mr. Klappa is the Executive Chairman of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation’s premier energy companies. Mr. Klappa was Chairman and Chief Executive Officer of WEC Energy Group from October 2017 until February 2019, and served as non-executive Chairman from May 2016 until October 2017. Mr. Klappa served as Chairman and Chief Executive Officer of WEC Energy Group from June 2015 until May 2016. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company’s electric distribution utility in the United Kingdom. Mr. Klappa also serves as a director of Badger Meter Inc. (NYSE: BMI) and is co-chair of the Milwaukee 7, a regional economic development initiative. He is also an officer and member of the Executive Committee of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee. Mr. Klappa also served on the board of directors of Joy Global Inc. from 2006 until the company was acquired in 2017.

Mr. Klappa’s qualifications to serve as a director of Associated and as a member of the Audit Committee and Compensation and Benefits Committee include his 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Richard T. Lommen
Director since 2004 Age: 75
Mr. Lommen is Chairman of the Board of Courtesy Corporation, a McDonald’s franchisee, located in La Crosse, Wisconsin. Prior to that, he served as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp from April 2002 to October 2004, when it was acquired by Associated.

Mr. Lommen’s qualifications to serve as a director of Associated, Chairman of the Compensation and Benefits Committee and a member of the Trust Committee include his successful small business/franchise ownership, his experience in all aspects of franchise ownership, particularly management and instruction of retail employees, and marketing and sales to consumers and his service as Vice Chairman of First Federal Capital Corp.

Cory L. Nettles
Director since 2013 Age: 50
Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird’s Baird Funds, Inc. mutual fund complex, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles’ qualifications to serve as a director of Associated and member of the Corporate Governance Committee, Corporate Development Committee and Enterprise Risk Committee include his strong business background and legal experience.

Karen T. van Lith
Director since 2004 Age: 60
Ms. van Lith is founder and CEO of APEL Worldwide, LLC, an eCommerce provider leveraging leading edge technologies. Prior to 2019, Ms. van Lith provided consultative interim leadership for technology companies requiring transformative change. From June 2011 until June 2012, she served as Chief Executive Officer and a director of MakeMusic, Inc., a publicly held technology solutions company. Ms. van Lith also served as a director of E.A. Sween, a privately-held company doing business as Deli Express, from August 2012 to December 2019. Until June 2011, she ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, until its sale to Concur Technologies in October 2007. She held various other positions of increasing authority with Gelco since 1999. Ms. van Lith served as a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 until its sale to Omnitracs in 2014, and a director of CNS, a publicly traded consumer goods company from 2003 until its 2006 sale to GlaxoSmithKline.

Ms. van Lith’s qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting as well as experience in small business start-ups. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She also meets the requirements of an audit committee financial expert.

John (Jay) B. Williams
Director since 2011 Age: 68
Mr. Williams joined the Board of Directors in July 2011 following a 37-year career in banking and is currently the Vice Chairman of the Board. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams’ banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, and on the Board of Directors of Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual, the Medical College of Wisconsin, and the Milwaukee Public Museum.

Mr. Williams’ qualifications to serve as Vice Chairman of Associated and Chair of the Enterprise Risk Committee and member of the Audit Committee include his vast experience in the banking industry, as well as his certification as a NACD Board Leadership Fellow. In addition, Mr. Williams has earned the CERT, Certificate in Cybersecurity Oversight. Mr. Williams also meets the requirements of an audit committee financial expert.

DIRECTOR QUALIFICATIONS
Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated’s Board of Directors that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.
In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors that the Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.
The Board and the Corporate Governance Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.
The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the election of Mses. Greffin, Kamerick and van Lith and Messrs. Flynn, Bergstrom, Crowley, Gerken, Haddad, Hutchinson, Jeffe, Klappa, Lommen, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE
Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2019, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent, or were independent at the time they served as directors, under the NYSE corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because of his service as an executive officer of Associated and not because of any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE
The Board held six meetings during 2019. During 2019, each director who was a director for all of 2019 attended at least 75% of the Board meetings held, and each such director attended at least 75% of the meetings of each committee of which he or she was a member.
The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2019. Executive sessions of Associated’s non-management directors are presided over by the Chairman of the Board.
All of the directors serve on the Boards of two of Associated’s operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.
The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated’s website at www.associatedbank.com,

“Investor Relations,” “Governance Documents.” We will describe on our website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.
It is Associated’s policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2019 Annual Meeting of Shareholders attended the meeting.
The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” The following summarizes the responsibilities of the various committees.
The following table lists the members of each of the standing committees as of February 14, 2020 and the number of meetings held by each committee during 2019.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance	Enterprise Risk	Trust
John F. Bergstrom		√		√
Michael T. Crowley, Jr.					√	√
Philip B. Flynn*			chair
R. Jay Gerken(1)	chair				√
Judith P. Greffin					√	√
Michael J. Haddad					√	√
William R. Hutchinson(2)			√
Robert A. Jeffe(1)	√		√		√
Eileen A. Kamerick		√	√	chair
Gale E. Klappa(1)	√	√
Richard T. Lommen		chair				√
Cory L. Nettles			√	√	√
Karen T. van Lith		√				chair
John (Jay) B. Williams(1)	√				chair

Number of Meetings	10	5	3	4	9	4
* President and Chief Executive Officer of Associated

(1)	The Board has determined that this director qualifies as an audit committee financial expert.

(2)	As Chairman of the Board, Mr. Hutchinson may attend meetings of any Board committee.

Audit Committee
The Audit Committee reviews the adequacy of internal accounting controls, reviews with Associated’s independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance.
Compensation and Benefits Committee
The functions of the Compensation and Benefits Committee include, among other duties directed by the Board, administration and oversight of Associated’s executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated’s executive compensation policies and programs, and oversees management’s execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated’s Chief Executive Officer (the “CEO”) and, with input from the CEO, establishes the compensation of Associated’s other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated’s incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated’s executive officers and Board of Directors, which is described in detail under “Executive Compensation - Compensation Discussion and Analysis,” beginning on page 30.

Corporate Development Committee
The functions of the Corporate Development Committee include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.
Corporate Governance Committee
The functions of the Corporate Governance Committee include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance Committee also advises the Board with respect to the Code of Business Conduct and Ethics.
Enterprise Risk Committee
The functions of the Enterprise Risk Committee include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks.
Trust Committee
The functions of the Trust Committee include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO
Associated’s Amended and Restated Bylaws and Corporate Governance Guidelines require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Hutchinson serves as Chairman of the Board and Mr. Flynn serves as CEO. These positions have been separated since Mr. Flynn joined Associated in December 2009, at which time the Board determined that Mr. Hutchinson, Associated’s former Lead Director, serving as Chairman would enhance the effectiveness of the Board. The Board also recognized that managing the Board in an increasingly complex economic and regulatory environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

BOARD DIVERSITY
The Corporate Governance Committee considers attributes of diversity as outlined in the Corporate Governance Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The following diversity principles have been adopted:

•	The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.

•	Geographic diversity, as it relates to the markets Associated serves.

•	Industry representation, including a mix and balance of manufacturing, service, public and private company experience.

•
Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.

•	Experience with technology, including cyber security, digital marketing and social media.

•	Racial, ethnic, and gender diversity.

•	A majority of the members of the Board will be “independent” directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.
The Corporate Governance Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and racial and gender diversity, the Corporate Governance Committee believes that Associated has effectively implemented these principles.

DIRECTOR NOMINEE RECOMMENDATIONS
The Corporate Governance Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.
A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD
Associated’s Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS
The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on February 14, 2020.

The information below is from Schedule 13G and Schedule 13G/A filings reporting holdings as of December 31, 2019.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	15,443,907(3)	9.86%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,180,705(4)	9.69%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	11,193,008(5)	7.15%

(1)
Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)	Based on 156,606,654 shares of common stock outstanding as of February 14, 2020.

(3)
Based on an amended Schedule 13G filed on February 12, 2020, The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 84,551 shares, shared voting power with respect to 27,154 shares, sole dispositive power with respect to 15,355,177 shares and shared dispositive power with respect to 88,730 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard, are beneficial owners of 61,576 shares and 50,129 shares, respectively, as a result of serving as investment managers to their respective clients.

(4)
Based on an amended Schedule 13G filed on February 5, 2020, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 14,565,743 shares and sole dispositive power with respect to 15,180,705 shares.

(5)
Based on an amended Schedule 13G filed on February 12, 2020, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 11,018,364 shares and sole dispositive power with respect to 11,193,008 shares. DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (collectively, the “Funds”). In these roles, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS
Associated’s Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated’s executive officers and directors are fully aligned with long-term shareholder value.
Associated’s executive stock ownership guidelines, which apply to members of the Executive Committee (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, include:

•	A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and

•	Additional required holdings calculated as a multiple of the executive officer’s annual base salary - six times for Mr. Flynn and three times for each of the other executive officers subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, unvested shares of restricted stock and 25% of unvested restricted stock units (“RSUs”).
Associated’s director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual cash retainer payable to a director. Directors are required to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board. Balances in the Directors’ Deferred Compensation Plan and RSUs count toward satisfying this requirement.

All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.
Under Associated’s Insider Trading Policy, employees, officers, and directors are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
Listed below is information as of February 14, 2020 concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director, and each NEO, and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Philip B. Flynn	1,175,421	389,982	*
John F. Bergstrom	20,500	—	*
Michael T. Crowley, Jr.	963,526	—	*
R. Jay Gerken	2,000	—	*
Judith P. Greffin	—	—	—
Michael J. Haddad	—	—	—
William R. Hutchinson	52,301	—	*
Robert A. Jeffe	—	—	—
Eileen A. Kamerick	5,674	—	*
Gale E. Klappa	—	—	—
Richard T. Lommen	163,870	—	*
Cory L. Nettles	—	—	—
Karen T. van Lith	10,614	—	*
John (Jay) B. Williams	10,314	—	*
Named Executive Officers
Christopher J. Del Moral-Niles	187,616	91,548	*
John A. Utz	153,682	79,335	*
Randall J. Erickson	200,874	84,173	*
David Stein	159,258	61,296	*
All Directors and Executive Officers as a group (28 persons)	3,731,017	998,279	2.38%

*	Denotes percentage is less than 1%.

(1)
Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, by a corporate entity, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 14, 2020 and vested and unvested service-based restricted stock.

(2)	Shares subject to options exercisable within 60 days of February 14, 2020.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
John F. Bergstrom	39,816
Michael T. Crowley, Jr.	10,959
R. Jay Gerken	33,592
Judith P. Greffin	16,091
Michael J. Haddad	9,632
William R. Hutchinson	43,996
Robert A. Jeffe	39,816
Eileen A. Kamerick	39,816
Gale E. Klappa	22,389
Richard T. Lommen	39,816
Cory L. Nettles	38,786
Karen T. van Lith	39,816
John (Jay) B. Williams	39,816
All Directors as a group	414,341

Beneficial Owner	Number of RSUs
Named Executive Officers
Philip B. Flynn	214,264
Christopher J. Del Moral-Niles	50,094
John A. Utz	43,346
Randall J. Erickson	40,176
David Stein	36,256
All Executive Officers as a group (15 persons)	590,236
Each RSU represents the contingent right to receive one share of Common Stock. For the non-employee directors, the RSUs vest 100% on the fourth anniversary of the grant date. For executive officers, RSUs are subject to performance-based and/or time-based vesting criteria as set forth in the applicable RSU award agreement.

DEPOSITARY SHARES OF PREFERRED STOCK
The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated’s 6.125% Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), Associated’s 5.375% Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”) or 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”), as indicated in the table. Each of the Series C Preferred Stock, the

Series D Preferred Stock and the Series E Preferred Stock has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)			Percent of Class
	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock
Directors
Philip B. Flynn	40,000	—	190,000	1.54%	—	4.75%
John F. Bergstrom	—	40,000	20,000	—	1.01%	*
Michael T. Crowley, Jr.	—	—	8,000	—	—	*
R. Jay Gerken	4,000	—	—	*	—	—
Judith P. Greffin	—	—	—	—	—	—
Michael J. Haddad	—	—	—	—	—	—
William R. Hutchinson	—	—	4,000	—	—	*
Robert A. Jeffe	—	60,000	—	—	1.51%	—
Eileen A. Kamerick	—	—	—	—	—	—
Gale E. Klappa	—	4,000	2,000	—	*	*
Richard T. Lommen	—	—	12,000	—	—	*
Cory L. Nettles	—	—	—	—	—	—
Karen T. van Lith	—	—	—	—	—	—
John (Jay) B. Williams	—	—	—	—	—	—
Named Executive Officers
Christopher J. Del Moral-Niles	—	—	—	—	—	—
John A. Utz	—	—	—	—	—	—
Randall J. Erickson	—	—	—	—	—	—
David Stein	1,000	2,000	4,000	*	*	*
All Directors and Executive Officers as a group (28 persons)	45,000	106,000	240,000	1.73%	2.66%	6.00%

*	Denotes percentage is less than 1%.

(1)
Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN
In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of February 14, 2020 set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation - Directors’ Deferred Compensation Plan” on page 53.

Beneficial Owner	Account Balance at February 14, 2020	Equivalent Number of Shares of Common Stock(1)
John F. Bergstrom	$263,533	13,001
Michael T. Crowley, Jr.	—	—
R. Jay Gerken	115,012	5,674
Judith P. Greffin	115,012	5,674
Michael J. Haddad	18,466	911
William R. Hutchinson	593,972	29,303
Robert A. Jeffe	422,265	20,832
Eileen A. Kamerick	488,693	24,109
Gale E. Klappa	115,012	5,674
Richard T. Lommen	1,841,044	90,826
Cory L. Nettles	115,012	5,674
Karen T. van Lith	445,272	21,967
John (Jay) B. Williams	80,716	3,982
All Directors as a group	$4,614,009	227,627

(1)	Based on the closing price of $20.27 of the Common Stock as of February 14, 2020.

PROPOSAL 2:
APPROVAL OF THE ASSOCIATED BANC-CORP 2020 INCENTIVE COMPENSATION PLAN
We are requesting our shareholders to vote in favor of adopting the Associated Banc-Corp 2020 Incentive Compensation Plan (referred to in this proposal as the “2020 Plan”). On February 4, 2020, our Board of Directors adopted the 2020 Plan, subject to shareholder approval. If our shareholders approve the 2020 Plan, it will become effective on the date of the Annual Meeting, and it will replace the Associated Banc-Corp 2017 Incentive Compensation Plan (the “2017 Plan”), in which case no future awards will be made under the 2017 Plan. The description of certain key features of the 2020 Plan included in this proposal is qualified by the full text of the 2020 Plan, a copy of which is attached as Appendix A to this Proxy Statement.
Purpose and Importance of the 2020 Plan
The proposed 2020 Plan is an important part of ensuring that the philosophy and objectives of Associated’s executive compensation program will continue to be fulfilled. Specifically, we expect that the 2020 Plan will enable Associated to:

•
continue to provide a balanced program that rewards individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incentivizing unnecessary and excessive risk-taking;

•	ensure that sufficient shares of Common Stock are available to provide a balanced mix of short-term and long-term variable compensation; and

•	continue to attract, retain and motivate highly skilled executive officers and other colleagues.
The 2020 Plan continues most of the same features of the 2017 Plan. While equity awards are an important part of Associated’s compensation structure, the Committee has also historically focused on limiting shareholder dilution and maintaining a reasonable equity burn rate. If shareholders do not approve the 2020 Plan, the 2017 Plan will remain in place.

The following chart shows, for each of Associated’s active equity compensation plans, (a) the number of shares to be issued upon the exercise of outstanding options, (b) the number of shares of restricted stock awards outstanding, (c) the number of shares reserved for issuance under non-employee directors RSU awards, (d) the number of existing time-vested employee RSU awards and all existing performance-vested employee RSU awards if such awards were to pay out at the target level, and (e) the number of shares remaining available for future issuance, in each case prior to shareholder approval of the 2020 Plan, but after giving effect to grants made in February 2020.

Plan	Shares to be Issued upon Exercise of Outstanding Options(1)	Restricted Stock Awards	Non-Employee Director RSU Awards	Employee RSU Awards	Shares Remaining Available for Future Grant
Associated Banc-Corp 2017 Incentive Compensation Plan(4)	2,602,759	718,240	172,958	181,893	5,967,893(3)
Associated Banc-Corp 2013 Incentive Compensation Plan(5)	2,844,293	7,368	203,660	82,101(2)	—
Associated Banc-Corp 2010 Incentive Compensation Plan(6)	655,310	—	42,730	—	—
Total	6,102,362	725,608	419,348	263,994	5,967,893
(1) The weighted average exercise price of the outstanding options is $20.20 and the weighted average term to expiration is 6.66 years.

(2)
Represents (a) the number of outstanding time-vested RSUs granted in February 2017, and (b) the number of shares that would be issued at the target level of payout for performance-vested RSUs, which is not necessarily indicative of the amount of any actual future payout.

(3)
Represents the number of shares remaining available for future grant where outstanding performance-based awards are accounted for at target performance levels, which is not necessarily indicative of the amount of any actual future payout.

(4)	No further grants will be made under the 2017 Plan if the 2020 Plan is approved by shareholders.
(5) No further grants have been or will be made under this plan since the adoption of the 2017 Plan in 2017.

(6)	No further grants have been or will be made under this plan since the adoption of the Associated Banc-Corp 2013 Incentive Compensation Plan in 2013.

The 2020 Plan is Designed to Protect Shareholder Interests
The 2020 Plan includes a number of features designed to protect our shareholders’ interests and reflect corporate governance best practices, including, among others:

•
Shareholder approval required for additional shares. A pool of 10,000,000 shares of Common Stock is available for issuance under the 2020 Plan, in addition to any shares of Common Stock remaining available under the 2017 Plan immediately prior to shareholder approval of the 2020 Plan (and as further described under the heading “Shares Authorized for Issuance”). Further shareholder approval would be required to issue any additional shares under the 2020 Plan.

•
Fungible plan design. The 2020 Plan uses a “fungible share pool” design. Under this design, “full-value” awards (i.e., stock-based awards other than stock options and SARs) will be counted against the authorized share pool at an accelerated rate, differently than stock options and SARs, for purposes of determining the number of shares available under the 2020 Plan (and as further described under the heading “Shares Authorized for Issuance”). This design offers the Committee flexibility in determining which types of awards under the 2020 Plan are best suited for its needs within the overall authorized share pool, while simultaneously recognizing that certain types of awards may be more valuable than others.

•
Limitations on share recycling of options, SARs and shares repurchased. Shares that are not issued or delivered as a result of the net settlement of an outstanding option or SAR, shares used to pay the exercise price or required tax withholding for an award under the 2020 Plan and shares repurchased on the open market with the proceeds of an exercise will not be available for future awards under the 2020 Plan.

•	Prohibition against repricing of stock options and SARs without shareholder approval. The 2020 Plan prohibits the repricing of stock options and SARs without shareholder approval.

•	Vesting restrictions. The 2020 Plan contains minimum vesting requirements for most awards, the duration of which depends on whether the award is tied to the achievement of specified performance goals.

•
Double-trigger vesting upon Change in Control. The 2020 Plan requires “double trigger” change in control vesting for incentive compensation awards (i.e., a termination of employment must occur within a limited time period following a change in control for outstanding incentive awards to vest).

•
Clawback policy. Certain awards granted to an executive officer under the 2020 Plan will be subject to Associated’s Clawback Policy and will become subject to any regulations or stock exchange listing rules promulgated under the Dodd-Frank Act that are applicable to Associated. Under Associated’s Clawback Policy, Associated may require any executive officer of Associated to repay or return cash bonuses and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements.

Eligibility
Associated’s executive officers, employees, consultants and non-employee directors are eligible to participate in the 2020 Plan. As of December 31, 2019, Associated had 4,669 full-time equivalent employees and 13 non-employee directors. We do not currently anticipate that any of Associated’s consultants will participate in the 2020 Plan.
Shares Authorized for Issuance
Under the 2020 Plan, 10,000,000 shares of Common Stock are authorized for issuance, which will be increased by the number of shares (1) remaining available for issuance under the 2017 Plan as of the effective date of the 2020 Plan and (2) that become available under the 2020 Plan and the 2017 Plan (including forfeitures under any predecessor plans) pursuant to forfeiture, termination, lapse of restrictions or satisfaction of a share-based award in cash or other property other than with shares.
The number of shares available for issuance under the 2020 Plan will be reduced by one for each share delivered as a result of the exercise of a stock option. Except with respect to a SAR payable only in cash (in which case the number of available shares will not be reduced), the number of shares available under the 2020 Plan will be reduced by the greater of (a) the number of shares delivered upon exercise of a SAR, and (b) the number of shares underlying such SAR (i.e., shares associated with SARs reduce the number of shares available under the 2020 Plan on a gross basis rather than a net basis). Each share delivered pursuant to the 2020 Plan in respect of an award other than a stock option, SAR or substitute award will reduce the number of shares available under the 2020 Plan by 2.8. For example, for every 100 shares of restricted stock and 100 stock options awarded under the 2020 Plan, the number of shares available for future awards under the 2020 Plan will be reduced by 280 shares and 100 shares, respectively.
Administration and Types of Awards
The 2020 Plan is to be administered by the Committee, which would be responsible for interpreting the 2020 Plan and, subject to the terms of the 2020 Plan, would have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards. To the extent permitted under the 2020 Plan, with respect to awards that are not subject to minimum vesting requirements (described below in the Minimum Vesting and Termination of Employment or Services section), the Committee has the authority to accelerate vesting, waive restrictions or allow awards to continue to vest following termination.
The 2020 Plan allows us to grant the following types of awards:

•	options (non-qualified and incentive stock options);

•	SARs;

•	restricted stock;

•	RSUs;

•	deferred stock;

•	performance units;

•	annual incentive awards; and

•	shares.
Stock Options
Stock options may be granted by the Committee and may be either non-qualified options or incentive stock options. Each option gives the participant the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. Options are subject to the terms and conditions, including vesting conditions, set by the Committee (and incentive stock options are subject to further statutory restrictions that are set forth in the 2020 Plan). Stock options will vest in accordance with the terms of the applicable award agreement. The exercise price of all stock options granted under the 2020 Plan will be determined by the Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. Further, shareholders who own greater than 10% of Associated’s voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Common Stock on the date of grant.
The term of all stock options granted under the 2020 Plan will be determined by the Committee and will not exceed 10 years (or five years for incentive stock options granted to shareholders who own greater than 10% of Associated’s voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options.
The exercise price for stock options may be paid in exercised shares or funds in the optionee’s personal brokerage account, cash (including cash obtained through a broker selling the shares acquired on exercise), personal check, wire transfer or, if approved by the Committee, shares of Common Stock or restricted Common Stock. The 2020 Plan also gives the Committee discretion to permit Associated to pay, in cash or shares, the net amount or “spread” between the total exercise price and the fair market value of the aggregate number of shares being exercised.
The 2020 Plan permits the repricing of stock options only with the approval of shareholders. For this purpose, “repricing” means (except in the case of certain adjustments permitted by the 2020 Plan and described in the Adjustments section below): (1) lowering of the exercise price of a stock option after it is granted; (2) canceling a stock option at a time when the exercise price exceeds the fair market value of the underlying Common Stock in exchange for another award; and (3) any other action that is treated as repricing under generally accepted accounting principles. The 2020 Plan provides that dividend equivalents will not be payable with respect to stock options.
SARs
SARs may be granted on a standalone basis or in tandem with stock options granted under the 2020 Plan. SARs are subject to the terms and conditions, including vesting conditions, set by the Committee, and will vest in accordance with the terms of the applicable award agreement. A SAR granted under the 2020 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of the Common Stock over a specified price, known as the strike price, fixed by the Committee, which will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of the Common Stock, or other property, in any combination as determined by the Committee. The 2020 Plan permits the repricing of SARs (as described in the Stock Options section above) only with shareholder approval. The 2020 Plan provides that dividend equivalents will not be payable with respect to SARs.
Restricted Stock and Restricted Stock Units
Restricted stock is Common Stock that is forfeitable until the restrictions lapse. RSUs are rights granted as an award to receive shares of Common Stock, conditioned upon the satisfaction of restrictions imposed by the Committee. The Committee will determine the restrictions for each award and the purchase price in the case of restricted stock, if any. Restrictions on the restricted stock and RSUs may include time-based restrictions, the achievement of specific performance goals, or the occurrence of a specific event. Except as described below in the Minimum Vesting and Termination of Employment or Service section, restricted stock that vests solely based upon continued employment will be subject to restrictions of at least three years, and restricted stock that vests based on attainment of specified performance goals will be subject to restrictions of at least one year. Participants may have voting rights in restricted stock and do not have voting rights in RSUs. Participants are eligible to receive dividends on all vested and unvested shares of restricted stock. When calculating the number of shares of restricted stock that vest, the Committee will round the number of shares down to the nearest whole number. Participants also accrue dividend equivalents on RSUs and will receive such dividends if and when such award vests. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or RSUs.
Deferred Stock
Deferred stock is the right to receive shares of Common Stock at the end of a specified deferral period. The Committee will determine the number of shares and terms and conditions for each deferred stock award and whether such deferred stock will be acquired upon the lapse of restrictions on restricted stock or RSUs. A deferred stock award may also be made in connection with a participant’s deferral election to receive all or a portion of his or her salary and/or bonus or, in the case of a director, his or her cash retainer. If a deferred stock award is made pursuant to a voluntary deferral election by the participant, such award will not be subject to minimum vesting requirements. Otherwise, a deferred stock award will generally be subject to a minimum vesting period of three years. Participants do not have voting rights in deferred stock, but participants’ deferred stock may be credited with dividend equivalents to the extent dividends are paid or distributions made during the deferral period.
Performance Units
Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of Common Stock, restricted stock or RSUs. The Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. Performance units will not vest sooner than one year from their date of grant, except in certain limited circumstances described below in the Minimum Vesting and Termination of Employment or Service section. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units. The 2020 Plan provides that dividend equivalents will not be paid with respect to performance units prior to the date on which they vest.
Annual Incentive Awards
The 2020 Plan includes annual incentive awards, which may include awards under the Management Incentive Plan. The Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. The Committee will designate individuals eligible for annual incentive awards and will certify attainment of performance goals as soon as administratively practicable after the end of each year. In addition, the Committee may establish threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award as provided in the award agreement or as the Committee approves. Any such payment will be made by March 15th of the year following the year for which such incentive award was earned.
Performance Measures
Performance measures are performance criteria that the Committee may, at its discretion, establish with respect to awards (other than stock options and SARs) granted under the 2020 Plan. The levels of performance required with respect to performance measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. The Committee has the sole discretion to alter the performance measures, and the Committee may set one or more of the following performance measures with respect to any applicable awards, which may differ between awards to participants:

•	earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-share basis);

•	earnings (either in the aggregate or on a per-share basis);

•	net income or loss (either in the aggregate or on a per-share basis);

•	operating profit;

•	cash flow (either in the aggregate or on a per-share basis);

•	free cash flow (either in the aggregate or on a per-share basis);

•	capital ratio (either Common Equity Tier 1 or other);

•	non-interest expense;

•	costs;

•	gross revenues;

•	deposit growth;

•	loan loss provisions;

•	reductions in expense levels;

•	risk adjusted return on capital;

•	operating and maintenance cost management and employee productivity;

•	share price or total shareholder return (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time);

•	net economic value;

•	non-performing asset ratio;

•	net charge-off ratio;

•	net interest margin;

•	economic value added or economic value added momentum;

•	aggregate product unit and pricing targets;

•
strategic business criteria, consisting of one or more objectives based on meeting specified revenue, sales, credit quality, loan quality, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

•	return on average assets or average equity;

•	achievement of objectives relating to diversity, employee turnover, or other human capital metrics;

•	results of customer satisfaction surveys or other objective measures of customer experience; and/or

•	debt ratings, debt leverage and debt service.
In any calendar year, no participant may be granted awards for options or SARs that exceed, in the aggregate, 400,000 underlying shares of Common Stock. In addition, in any calendar year, no participant may be granted awards of restricted stock, deferred stock, RSUs or performance units (or any other award other than options or SARs which is determined by reference to the value of shares) that are subject to performance measures and that exceed, in the aggregate, 400,000 underlying shares of Common Stock. No participant may be granted an annual incentive cash award that would have a maximum payout, during any calendar year, exceeding $3 million, or a cash award for a performance period of more than one year that would have a maximum payout, during the performance period, that would exceed $6 million. These limits are higher than we expect to be needed for awards under the 2020 Plan. Further, under the 2020 Plan, the annual limit on the number of shares that a non-employee director may receive under awards, which are determined by reference to Common Stock (i.e., restricted stock, deferred stock, RSUs or performance units), shall be shares with a $500,000 value based on the aggregate fair market value on the grant date of such shares.
Change in Control
Unless provided otherwise in an award agreement, a participant’s awards will vest, the relevant restrictions will lapse and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the two-year period following the occurrence of a change in control. In addition, the Committee may, in order to maintain a participant’s rights in the event of any change in control of Associated, (1) make any adjustments to an outstanding award to reflect such change in control, or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. The Committee may also cancel any outstanding unexercised options or SARs (regardless of whether vested) that have an exercise price or strike price, as applicable, that is greater than the fair market value of Common Stock as of the date of the change in control. Under the 2020 Plan, the Committee will also have the ability to cash out any options or SARs (regardless of whether vested) that have an exercise price or strike price, as applicable, that is less than the fair market value of Common Stock as of the date of the change in control. If the Committee determines that such an award should be cashed out, the participant will receive the lesser of the fair market value of a share of Common Stock on the date of the change in control or the price paid per share in the transaction that constitutes the change in control.
With respect to awards other than deferred compensation awards, a “change in control” under the 2020 Plan includes any of the following:

•
With certain exemptions, an acquisition by any individual, entity or group of beneficial ownership of at least 35% of Associated’s then-outstanding shares of Common Stock or the combined voting power of Associated’s then-outstanding voting securities entitled to vote in the election of directors;

•
A change in the composition of the Board of Directors such that the individuals who constituted the Board as of the effective date of the 2020 Plan cease for any reason to constitute at least a majority of the Board;

•
With certain exemptions, a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Associated, a sale or other disposition of all or substantially all of Associated’s assets, or the acquisition of assets or securities of another entity by Associated; and/or

•	The approval by shareholders of a complete liquidation or dissolution of Associated.
With respect to any deferred compensation awards, “a change in control” includes any one or more of the following, with certain exemptions as described in the 2020 Plan:

•
A change in the ownership of Associated, which occurs when any one person, or more than one person acting as a group, acquires ownership of stock, that together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Associated’s stock;

•
A change in the effective control of Associated, which occurs when any one person, or more than one person acting as a group, acquires (or has acquired during a 12-month period) ownership of stock possessing 35% or more of the total voting power of Associated’s stock; and/or

•
A change in the ownership of a substantial portion of Associated’s assets, which occurs when one person, or more than one person acting as a group, acquires (or has acquired during a 12-month period) assets from Associated that have a total gross fair market value equal to 85% or more than the total gross fair market value of all of the assets of Associated immediately prior to such acquisition.

Minimum Vesting and Termination of Employment or Service
Minimum Vesting
Any award that is conditioned upon satisfying specified performance goals and is payable in shares of Common Stock will not vest sooner than one year following the date of grant. Any award that vests solely based upon the participant’s continued employment with Associated will not vest sooner than three years following the date of grant. However, deferred stock that is received pursuant to a participant’s deferral election is not subject to the three-year minimum vesting requirements. Also, the one-year and three-year minimum vesting requirements may not apply if the participant terminates employment due to his or her early retirement, normal retirement, death, disability or a change in control of Associated. In addition, up to 5% of the available shares under the 2020 Plan will not be subject to the one-year and three-year minimum vesting requirements, as determined by the Committee either at the time an award is made or at a later date.
Treatment of Awards Following Termination
Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service (either voluntarily by the participant or by us) without cause and not due to death, disability, early retirement or normal retirement, such participant’s vested stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 60 days after such termination (but not beyond the original term of the option or SAR) and thereafter will be canceled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment due to his or her early retirement or normal retirement, such participant’s stock options or SARs will become fully vested and exercisable following such termination, and will remain exercisable for the remainder of their original term. With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to his or her death or disability, such participant’s stock options or SARs will vest and remain exercisable until one year after such termination (but not beyond the original term of the option or SAR), and thereafter will be canceled and forfeited to us. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs will immediately be canceled and forfeited to us.
Unless the applicable award agreement provides otherwise, with respect to restricted stock, in the event of the participant’s termination of employment or service for any reason other than death, disability, early retirement or normal retirement, all unvested shares will be forfeited to us. Unless the applicable award agreement provides otherwise, upon a termination due to the participant’s death, disability, early retirement or normal retirement, all unvested shares of restricted stock will immediately vest.
RSUs, performance units and deferred stock awards that are subject to the minimum one-year or three-year vesting requirements (described above under Minimum Vesting) may become vested in connection with a change in control of Associated or upon the participant’s termination of employment due to early retirement, normal retirement, death or disability, as determined by the Committee or in an applicable award agreement.
Key Definitions
For purposes of the 2020 Plan, “cause” means (1) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of Associated or that would cause harm to its customer relations, operations or business prospects; (2) breach of a fiduciary duty to Associated; (3) violation or threatening to violate a restrictive covenant agreement (such as a non-compete, non-solicit or non-disclosure agreement); (4) unauthorized disclosure or use of confidential information or trade secrets; (5) violation of any lawful policies or rules of Associated, including any applicable code of conduct; (6) commission of criminal activity; (7) failure to reasonably cooperate in any investigation or proceeding concerning Associated; (8) determination by a governmental authority or agency that bars or prohibits the participant from being employed in his or her current position; or (9) neglect or misconduct in the performance of a participant’s duties that remains unresolved ten days after we have given notice of the neglect or misconduct, in each case as determined by the Committee. However, if a participant is subject to an employment agreement with us that contains a different definition of “cause,” the definition contained in the employment agreement will control.
For purposes of the 2020 Plan, “early retirement” means the participant terminates employment or service with Associated after reaching age 55 and working with Associated for at least 15 years. For purposes of the 2020 Plan, “normal retirement” means the participant terminates employment or service with Associated after reaching age 62 and working with Associated for at least five years.
Amendment and Termination
Unless the 2020 Plan is earlier terminated by Associated’s Board of Directors, the 2020 Plan will automatically terminate on the earlier of (1) the date all shares subject to the 2020 Plan have been purchased or acquired and the restrictions on all restricted stock granted under the 2020 Plan have lapsed, and (2) ten years from the 2020 Plan’s effective date. Awards granted before the termination of the 2020 Plan may extend beyond that date in accordance with their terms. The Board of Directors is permitted to amend the 2020 Plan and the Committee is permitted to amend the terms and conditions of outstanding awards. However, no amendment of the 2020 Plan or an award may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent, decrease the minimum vesting requirements (described above in the Minimum Vesting and Termination of Employment or Service section), or violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Shareholder approval of any such amendment will be obtained if required under applicable law or the rules of the New York Stock Exchange, which would include amendments to increase the number of shares available under the 2020 Plan or to expand the scope of who is eligible to participate under the 2020 Plan.
Transferability
Unless otherwise determined by the Committee, awards granted under the 2020 Plan are not transferable except by will or the laws of descent and distribution. The Committee will have sole discretion to permit the transfer of an award to certain family members specified in the 2020 Plan.
Adjustments
In the event of a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event that affects shares such that the Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, the Committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the 2020 Plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards.
Substitute Awards
The 2020 Plan permits the Committee to grant substitute awards in connection with a corporate transaction with Associated. Substitute Awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is, or whose stock is, acquired by us, in order to preserve the economic value of all or a portion of a substituted award on such terms and conditions (including price) as the Committee determines.
Federal Tax Consequences
The following summary is based on U.S. federal income tax laws in effect as of January 1, 2020. Such laws and regulations are subject to change. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding non-qualified deferred compensation. If an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted. This summary does not constitute tax advice and does not address possible state, local or foreign tax consequences.
Stock Options
The grant of stock options under the 2020 Plan will not result in taxable income to the recipient of the option or an income tax deduction for Associated. However, the transfer of Common Stock to an option holder upon exercise of his or her options may or may not give rise to taxable income to the option holder and tax deductions for Associated, depending upon whether the options are “incentive stock options” or non-qualified options.
The exercise of a non-qualified option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for Associated in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the date of such exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.
In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for Associated if the holder has been an employee of ours at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or 12 months in the case of termination of employment due to disability). If the holder has not been so employed during that time, the holder will be taxed as described above for non-qualified stock options. If the option holder disposes of the shares purchased more than two years after the incentive stock option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as “disqualifying dispositions”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. Associated would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition of the shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the option holder.
SARs
The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for Associated. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any Common Stock received are taxable to the participant as ordinary income and such amount will be deductible by Associated.
Restricted Stock
Unless an election is made by the recipient under Section 83(b) of the Code, a participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse, less any amount paid with respect to the award of restricted stock. The recipient’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The recipient’s holding period will commence on the date on which the restrictions lapse.
As indicated above, a participant may elect, under Section 83(b) of the Code, to recognize taxable ordinary income upon the award date of restricted stock (rather than being taxed as described above) based on the fair market value of the shares of Common Stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, Associated will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the taxable year in which that participant recognizes that ordinary income.
RSUs
The granting of RSUs generally should not result in the recognition of taxable income by the recipient or a tax deduction by Associated. The settlement of RSUs should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of the then-current fair market value of the shares of Common Stock received and a corresponding tax deduction by Associated.
Deferred Stock
The granting of deferred stock generally should not result in taxable ordinary income to the recipient of deferred stock or a tax deduction for Associated. The payment or settlement of deferred stock should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received and a corresponding tax deduction by Associated. Rules relating to the timing of payment of deferred compensation under Section 409A of the Code are applicable to deferred stock and any violation of Section 409A may result in potential acceleration of income taxation, as well as interest and tax penalties to the participant.
Performance Units
The granting of performance units generally should not result in the recognition of taxable income by the recipient or a tax deduction by Associated. The payment or settlement of performance units should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of any unrestricted shares of Common Stock received and a corresponding tax deduction by Associated. If the award is paid with shares of Common Stock that are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and Associated will be similar to the tax consequences of restricted stock awards described above, assuming that such award is payable upon the lapse of the restrictions. If the award is paid with RSUs, the tax consequences to the participant and Associated will be similar to the tax consequences of RSUs described above.
Annual Incentive Awards
The granting of an annual incentive award generally should not result in the recognition of taxable income by the recipient or a tax deduction by Associated. The payment or settlement of this award should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the unrestricted shares of Common Stock received. A corresponding tax deduction by Associated is available at the time the award is fixed and determinable. In addition to cash and unrestricted shares, this award may be paid in any form of any other award under the 2020 Plan (e.g., restricted stock, RSUs, options, etc.) or any combination thereof. The tax consequences to the participant and Associated with respect to any award type will be similar to the tax consequences of the specific award type as described above.
Section 162(m)

Under Section 162(m), we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to a “covered employee” (as defined in Section 162(m)). “Covered employee” means any individual serving as Associated’s Chief Executive Officer or Chief Financial Officer and any one of Associated’s other three highest-paid executive officers during any taxable year whose compensation is required to be reported in Associated’s annual proxy statement (regardless of whether the individual serves as an executive officer as of the end of the year). Further, for each executive officer whose compensation was or is subject to this deduction limitation in a tax year beginning after December 31, 2016, that officer’s compensation will generally remain subject to the annual deductibility limitation of Section 162(m).

Section 280G of the Code
Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2020 Plan in connection with a “change in control” of Associated might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent that it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and Associated would be denied a tax deduction for the amount of the excess parachute payment. However, the 2020 Plan provides for an automatic reduction of a participant’s awards to the extent that an award would result in any excess parachute payment that would trigger such an excise tax and such reduction would allow the participant to receive a greater after-tax value, unless the participant is party to a written agreement with Associated that provides for other treatment with respect to such excess parachute payments.
New Plan Benefits
Associated cannot determine (except as indicated in the table below) the number of shares or dollar amounts of long-term incentive awards that will be granted under the 2020 Plan to the NEOs, the executive officers as a group, directors who are not executive officers as a group and employees who are not executive officers as a group. Under the terms of the 2020 Plan, the amount of awards to be granted is within the discretion of the Committee. Accordingly, we have provided below a table of the aggregate number of award grants (at target) under the 2017 Plan to each of the NEOs and certain groups of participants during 2019. The following table sets forth information as of February 14, 2020.

Name and Position or Group	2019 Stock Options	2019 Restricted Stock Grants	2019 RSUs
Philip B. Flynn
President and CEO	169,857	29,816	59,631
Christopher J. Del Moral-Niles
Executive Vice President, Chief Financial Officer	39,212	6,883	13,766
John A. Utz
Executive Vice President, Head of Corporate Banking and Milwaukee Market President	33,777	5,930	11,858
Randall J. Erickson
Executive Vice President, General Counsel, Corporate Secretary	29,765	5,225	10,449
David L. Stein
Executive Vice President, Head of Consumer & Business Banking	25,559	4,486	8,973
Executive Officers as a Group	489,911	86,060	165,974
Non-Employee Directors as a Group	—	—	81,965
Non-Executive Officer Employees as a Group	487,840	345,746	—

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019 about shares of Common Stock outstanding and available for issuance under Associated’s existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,542,954	$20.13	7,561,080
Equity compensation plans not approved by security holders	—	—	—
Total	5,542,954	$20.13	7,561,080

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the approval of the Associated Banc-Corp 2020 Incentive Compensation Plan.

PROPOSAL 3:
ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION
Associated’s executive compensation program plays a key role in our ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated’s executive compensation program are to align executive incentive compensation with long-term shareholder value creation, target executive compensation within competitive market ranges, and reward performance, without incenting unnecessary or excessive risk. As discussed in the Compensation Discussion and Analysis, which begins on page 30, the Compensation and Benefits Committee has designed the program to incorporate a number of features and best practices that support these objectives, including, among others:

•
Target total compensation for Associated’s Named Executive Officers (the “NEOs”) at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

•	A substantial portion of each NEO’s target compensation is variable and tied directly to corporate performance;

•	Variable pay opportunities are more heavily weighted toward long-term performance;

•	All long-term incentives are denominated and delivered in equity;

•	Equity awards are granted in the form of stock options, restricted stock awards (“RSAs”) and performance-based restricted stock units (“RSUs”), which are directly aligned with shareholder value;

•	Stock Ownership requirements, which include both a salary multiple and a post-vesting holding period, are in place for all Executive Committee members;

•	None of the NEOs are entitled to receive gross-up payments in connection with any excise tax or other tax liabilities (except in connection with relocation expenses); and

•	Only a limited number of perquisites are available to NEOs.
Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement in its entirety for a detailed discussion of Associated’s executive compensation program.
As required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:
“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the advisory approval of Associated Banc-Corp’s Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast are voted “FOR” this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 3.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY	30
OVERVIEW OF COMPENSATION METHODOLOGY	33
COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2019	35
ANNUAL TOTAL COMPENSATION	37
LONG-TERM INCENTIVE COMPENSATION	40
OTHER BENEFIT PROGRAMS	43
COMPENSATION DECISIONS FOR 2020	44
POLICIES	45

EXECUTIVE SUMMARY
Associated’s executive compensation program is overseen by the Compensation and Benefits Committee (referred to in this section as the “Committee”) and is intended to provide a balanced program that rewards corporate, business area, and individual results that support Associated’s mission, with a focus on performance-based compensation. The program’s strong pay-for-performance alignment is an important part of Associated’s continuing commitment to enhancing long-term shareholder value.
2019 Financial Performance
Associated continues to maintain a healthy balance sheet with strong capital and liquidity levels. Associated is committed to making investments to expand services, develop new products and services, and drive new business. The completed acquisition of the Wisconsin branch banking operations of The Huntington National Bank, a subsidiary of Huntington Bancshares Incorporated, and the announcement in the third quarter of 2019 of the acquisition of First Staunton Bancshares, Inc. further demonstrate Associated’s commitment to profitable growth.
Associated reported GAAP earnings per common share (“EPS”) of $1.91 and Return on Common Equity Tier 1 (“ROCET1”) of 12.59%, which reflect a year-over-year change of 1% and -4% respectively.
Consistent with Associated’s focus on delivering increased value and returning capital to its shareholders, dividends per common share increased 11% in 2019 to $0.69. In addition, in 2019 Associated repurchased over 8 million shares of Common Stock.
Associated continued to grow its balance sheet with average loans increasing 2% year-over-year to $23.1 billion and average deposits increasing 3% year-over-year to $24.7 billion. These results reflect the continuing commitment of colleagues and executive officers throughout Associated to serving the needs of Associated’s customers and enhancing long-term shareholder value.
Common Equity Tier 1, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of Associated’s capital with the capital of other financial services companies. Management uses Common Equity Tier 1 along with other capital measures, to assess and monitor Associated’s capital position. In addition, the Federal Reserve establishes regulatory capital requirements, including well-capitalized standards for Associated. Prior to 2015, the regulatory capital requirements effective for the Corporation followed the Capital Accord of the Basel Committee on Banking Supervision. Beginning January 1, 2015, the regulatory capital requirements effective for Associated followed Basel III, subject to certain transaction provisions. Common Equity Tier 1 prior to Basel III requirements was calculated as Tier 1 capital excluding qualifying perpetual preferred stock and qualifying trust preferred securities. See Table 26 in Part II, Item 7 of the 2019 Form 10-K for a reconciliation of Common Equity Tier 1.

Environmental, Social and Governance Highlights

Environmental, Social and Governance (ESG) considerations are becoming increasingly important to our shareholders and investors. Associated maintains a diverse and engaged Board which, through its committees, provides insight into current business conditions, opportunities and risks. Associated’s Board is committed to reviewing its governance policies and practices and committee charters to ensure alignment with current best practices. Associated is mindful of its ESG practices as they are fundamental to our success and reflect the strong commitment we have to our customers, colleagues, communities and shareholders. We have, therefore, included relevant information regarding Associated’s voluntary ESG initiatives to provide transparency of our actions to interested parties.

What We Do (1)
Environmental
•
Our Power and Utilities specialized lending group served as the cornerstone of our environmental business strategy. Since 2012, this group has made over $1.2 billion in total credit commitments to support more than 78 wind, solar and hydroelectric projects, representing cumulative generating capacity in excess of 8.8 gigawatts. These projects, spanning across 20 states, generated a significant number of jobs in their surrounding communities while providing clean, sustainable power.Continued to improve energy efficiency in our newly constructed and renovated branches to effectively reduce our branch network’s carbon footprint
•
Ensured our newly constructed branches exceed the code required energy performance standards by providing an R-value of 13.5 in excess of what is required under the current energy code
•
Strived to use “green” materials wherever possible; for example, our flooring, wall, ceiling and counter-top materials are made with either recyclable content or high life-cycle content
•
Used occupancy sensors; implemented power management processes on all personal computers, monitors and printers; and used Energy Star compliant appliances to manage energy use
•
Implemented aggressive LED lighting program and have been retrofitting our branch locations where necessary
•
Protected the environment and our customers’ information security; through our shredding efforts 1,000 tons of materials were recycled

Social
•
Have women or minorities in 61% of all Assistant Vice President roles
•
Have women in 32% of all Senior Vice President roles
•
Diversified with 11% of minority colleagues in Assistant Vice Presidents and above roles
•
Successfully implemented Milwaukee workplace strategy resulting in 40% minority hires and reduction of minority attrition by 8%
•
Educated all colleagues on unconscious bias and leaders on diversity and inclusion
•
Invested in our communities through 67,300 colleague volunteer hours in 2019, reaching a value of more than $11,000,000 in donated time since 2012.
•
Actively recruited protected veterans which represents 2.5% of new hires

Governance

•
Board oversight through designated committees for Audit, Compensation and Benefits, Corporate Development, Corporate Governance, Enterprise Risk, and Trust
•
Executive stock ownership guidelines, which are described under “Stock Ownership - Stock Ownership Guidelines for Executive Officers and Directors” on page 12
•
4 out of 14 (29%) director nominees bring gender or racial diversity to the Board
•
3 out of 14 (21%) director nominees are women

(1) Reference materials are available on Associated’s website; please refer to our Investors Relations and Celebrating Diversity web pages.

Key Elements of Associated’s Executive Compensation Program

The key elements of our executive pay program (Salary, Annual Incentive, and Equity Awards) support the Committee’s philosophy of providing a balanced program of short- and long-term compensation that targets market-competitive pay levels in order to attract and retain top talent.

SALARY	INCENTIVE	EQUITY

Base pay that is targeted at the midpoint of the market and adjusted to account for individual performance and tenure	A formulaic annual award that is initially based on the achievement of total Company results and adjusted for individual performance	Equity represents the largest portion of executive pay with direct alignment to shareholder value and the value of our Common stock
Key Executive Compensation Governance Practices
We believe our pay practices demonstrate our commitment to and alignment with shareholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance. The Committee meets regularly and in addition to each member’s own business knowledge of best practices, it receives guidance on best practices and market trends from the Committee’s independent compensation consultant, Pay Governance LLC. Strong governance is exemplified by the detailed chart below which describes the practices that are included and excluded in our programs.

We Do	We Don’t
Pay for performance by having a significant portion of executives’ compensation tied to Company performance and weighted towards long-term.	X	Have excess perquisites. We do include executive physicals, financial planning services and access to clubs only for business purposes.
Utilize Long-Term Incentive pay that is denominated and delivered in equity and does not have a cash component.	X	Make tax gross-up payments in connection with excise tax or other tax liabilities except for relocation.
Use robust incentive plan governance that is reviewed by internal key experts, by the Committee, and by an independent third party as needed.	X	Pay dividend equivalents until the end of the performance period on unvested performance stock. Dividends are calculated based on the number of shares awarded.
Retain an independent compensation consultant selected by the Committee for Executive pay consultation.	X	Allow hedging or pledging of Company securities by executive officers or directors.
Require a double trigger for vesting of equity awards and severance payments upon a change of control.	X	Have employment agreements with our NEOs.
Clawback pay related to material restatement of financial statements.
Hold an annual say-on-pay vote in order to elicit regular feedback from shareholders.
Hold proactive shareholder and advisory firm engagement meetings to solicit feedback.
Require stock ownership for executives based on a salary multiple of stock and retention of a portion of shares after vesting.

Outreach Efforts
Associated’s 2019 advisory shareholder vote on NEO compensation resulted in a 15% increase from 2018 with more than 94% of the votes cast in favor of the program. On an annual basis, the Company is in direct dialogue with between 50 and 100 institutional investors through regular attendance at industry conferences and investor events. This includes regular, private one-on-one dialogue with most of the Company’s top 20 shareholders, which represents 57% of outstanding shares. In addition, management engages with investors through conference calls to discuss Company results, performance relative to industry trends, peer metrics, governance matters, and the Company’s strategic direction. In addition, during 2019, key executive officers and senior leaders engaged in specific outreach with two shareholder advisory firms with respect to its compensation practices to gain an understanding of shareholder views on the Committee’s decisions and to provide clarification on the use of common publicly reported metrics that align the performance plans with shareholder interests. The discussion focused on components of the incentive compensation program, planned shareholder request for additional shares, and the 2020 Incentive Compensation plan document. Other topics discussed included Associated’s Committee’s annual evaluation of the executive compensation program as well as Associated’s executive pay, which is primarily variable, at risk, and tied to long-term shareholder value. (See page 36 for graphic representation.)
Key Changes to Executive Compensation Programs in 2019
At the beginning of each fiscal year, the Committee evaluates the market competitiveness of compensation for each of our executive officers in order to guide target compensation decisions for the coming year. With the assistance of Pay Governance, the Committee reviews the compensation of our executive officers against that of the Company’s executive compensation peer group, as well as the financial services industry in general. At the beginning of 2019, after reviewing the competitive pay data provided by Pay Governance, the Committee decided to make no material changes to the target compensation levels for our NEOs.

OVERVIEW OF COMPENSATION METHODOLOGY
Philosophy and Objectives
Associated’s executive compensation program is designed to provide each executive officer of Associated with a competitive total compensation package aligned with several objectives, including:

•
providing a balanced program that rewards individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking;

•	targeting compensation at market-competitive median levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

•	providing a competitive mix of short-term and long-term variable compensation; and

•	attracting and retaining executives whose judgment and leadership abilities result in overall success for Associated and increased value to our shareholders.
The Committee used the objectives listed above to drive the methodology for the design of the 2019 Executive Compensation Program with targeted total compensation for the NEOs and other executive officers to approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size. In addition to compensation levels, the Committee considers Associated’s financial performance relative to its peers as part of the determination of total compensation opportunities. The Committee believes that peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executive officers. Consideration was also given to individual factors based on performance evaluations. Where the Committee deems appropriate, total compensation opportunities may exceed the market median in order to attract currently employed, high-quality executives to join Associated and to retain experienced, high-performing executive officers. Conversely, Associated may target compensation below median market levels for newly promoted executives. The allocation of the various components of the NEOs’ total compensation package is described below in the “Components of Total Executive Compensation for 2019” section beginning on page 35.

Peer Group
The Committee, with the input of Pay Governance, reviewed the 2018 peer group and made minor changes to the 2019 peer group. The Committee noted that the comprehensive review process determined that Associated’s asset scope remained aligned with the peer group median, but also included peers that were larger in asset size to allow for aspirational growth comparisons. In reflection of the redesign of the 2019-2021 LTIPP, the Committee enhanced the core Executive Pay peer group by retaining the same 15 base peers and adding 5 additional peers.  Further details around the expanded peer group can be found in the “Long-Term Incentive Compensation” section on page 40.
The 2019 executive compensation peer group consisted of 15 peers. The peers consisted of bank holding companies that the Committee and Pay Governance believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition, and consisted of companies ranging in asset size from approximately $22.7 billion to approximately $70.8 billion that were engaged in lines of business similar to Associated. The median asset size of the companies in the peer group was approximately $32.7 billion, compared to Associated’s assets of $33.6 billion, as of December 31, 2018. The 2019 executive compensation peer group companies were:

BOK Financial Corporation	F.N.B Corporation	TCF Financial Corporation (*)
Comerica Incorporated	First Horizon National Corporation	Valley National Bancorp
Commerce Bancshares, Inc.	People’s United Financial	Webster Financial Corporation
Cullen/Frost Bankers, Inc.	Prosperity Bancshares	Wintrust Financial Corporation
East West Bancorp, Inc.	Synovus Financial Corporation	Zions Bancorporation
(*) TCF Financial Corporation merged with Chemical Bank in 2019. Chemical Bank was the surviving company.
While the peer group is a key point of comparison in the total compensation strategy, the Committee also took into account broader retail banking and financial services industry survey data as part of its compensation determinations to provide broader market context. Pay Governance analyzed compensation data from the Willis Towers Watson 2018 Executive Financial Services Survey of approximately 205 participants, including members of Associated’s peer group, and peer company public filings. In analyzing the data, Pay Governance advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation, particularly for staff positions. When making compensation-related decisions, the Committee considered information that compared each executive officer’s base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points.
Role of Independent Compensation Consultant
The Committee has engaged Pay Governance LLC to advise on a variety of matters relating to the executive compensation program and conduct a thorough active re-engagement process each year. In 2019, this included a comprehensive review of costs, services, and performance which the Committee affirmed were in line with expectations and benchmark best practices. The Committee has established procedures that it considers sufficient to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by Associated’s management, including:

•	a direct reporting relationship of the compensation consultant to the Committee;

•	a provision in the Committee’s engagement letter with Pay Governance specifying the nature of the work to be conducted and the role that management may play in that work; and

•	an annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.
Pay Governance reports directly to the Committee and provides no other services to Associated. Pay Governance performed a competitive analysis of Associated’s senior executive compensation levels and provided financial performance and other market data with respect to the peer group and a broader financial services survey group as a context for the Committee’s assessment of competitive compensation levels, as further described below.
Role of Management
As part of the annual compensation review process, the CEO and the Chief Human Resources Officer interact with the Committee and Pay Governance, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of NEOs, other than himself, and the Committee, determines CEO compensation in executive session without the CEO present.
Role of the Committee
The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Associated’s executive compensation program. The Committee works closely with Pay Governance to make decisions about, and set the framework for, Associated’s executive compensation program. Among other things, the Committee’s responsibilities include:

•	establishing and approving compensation and benefit policies;

•	approving the amount and form of compensation for Associated’s executives and non-management directors; and

•	issuing an annual report on executive and CEO compensation for inclusion in Associated’s annual proxy statement and Form 10-K.

COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2019
To support Associated’s Pay for Performance philosophy, the Committee has utilized multiple compensation components that are a mix of both short- and long-term pay. The following chart depicts the Committee’s design decisions that create a competitive Executive Pay Program.

	BASE SALARY	ANNUAL INCENTIVE	TIME BASED STOCK	PERFORMANCE STOCK
Performance Type	Short-Term		Long-Term
Award Type	Cash		Equity
Description	Salary based on peer and market comparison and individual performance	Annual cash opportunity based on overall Company and individual performance	Time-based restricted stock awards and stock options that vest equally each year	Performance based restricted stock units based on Company performance that cliff vest at end of performance period
Performance Period	Ongoing	1-year	4-year	3-year
Measurement	• Responsibilities • Market data • Performance	• EPS • ROCET1	• Market data • Stock price • Individual performance	• Cumulative 3-year EPS • TSR performance relative to Peers • Stock price
Pay Determination	Market Based	Formulaic: Target x Company Performance + Individual Performance Limited positive discretion of up to 20% for individual performance and no cap on negative adjustments	Formulaic: Salary x Target (50% Options/50% Restricted Stock)	Formulaic: Additive Model with Equally Weighted Metrics 50% Target shares x EPS Performance + 50% Target Shares x TSR Performance Payout range from 0% - 150%
Objectives	Attract and retain high caliber individuals	Incentive compensation that reflects Associated’s performance	Align executive interests and compensation with long-term shareholder results	Provide equity incentive for achieving certain specified long-term business goals
Evaluation	Reviewed Annually

Composition of Total Compensation
The Committee continually monitors the total compensation of the CEO and NEOs against Associated’s pay philosophy and leverages research by Pay Governance in determining appropriate levels of compensation. The Committee focuses on determining the appropriate total compensation levels for the CEO and each NEO. The Committee utilizes input from Mr. Flynn (CEO) in decisions regarding NEO compensation and utilizes Mr. Flynn’s assessment of NEO performance against financial and budgetary goal achievement, significant business line project and objective success, and other individual performance objectives.
Total compensation packages for the CEO and NEOs are composed of both fixed and variable (performance-based) elements and include annual and long-term compensation. The Committee’s objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated’s performance.
For 2019, variable elements continued to constitute the majority of the CEO and each NEO’s total compensation, with long-term, equity-based incentives representing the majority of the variable component of compensation. With input from Pay Governance, the Committee assessed the competitiveness of Associated’s executive compensation levels using multiple market references, including peer groups and industry data. In reviewing CEO and NEO compensation, the Committee determined, with input from Pay Governance, the following with respect to Associated’s competitive positioning:

•	Base salaries are generally in line with median levels;

•	Associated's incentive plan payouts, which are based on Associated’s performance versus short-term and long-term EPS, ROCET1 and TSR targets, are in line with median levels; and

•	Due to Associated’s pay philosophy that emphasizes equity over cash compensation, Associated’s long-term incentive opportunities are modestly above the competitive 50th percentile.
As a result, the Committee believes that total direct compensation (sum of total cash and long-term incentive opportunities) is close to median market levels and continues to be sufficient to attract and retain qualified leadership. Additionally, Associated’s mix of compensation provides a direct link between executive compensation and shareholder value, fosters equity ownership among executive officers, and provides a balanced risk profile, all in keeping with the Committee’s objectives for the Company’s executive compensation program.

The chart below illustrates the mix of variable (Annual Incentives, Equity Awards and Option Awards) and fixed (Salary) components of the 2019 total compensation awarded to the CEO and the average of the mix of variable and fixed components of the total compensation awarded to all other NEOs, each as presented in the Summary Compensation Table on page 46.

ANNUAL TOTAL COMPENSATION
Base Salary
The Committee’s intention is to pay NEOs base salaries that approximate the midpoint of the market data provided by Pay Governance, with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year.
In keeping with the Committee’s focus on delivering the majority of executive compensation through variable opportunities that are based on Associated’s performance, only one NEO received a market increase to base salary for 2019. The NEO received a market increase in order to move his base salary closer to the market median. Base salaries for the remaining NEOs were determined to be within the targeted market median range.
Annual Incentive Award
Associated’s core philosophy is that it takes all colleagues working together to serve our customers for the Company to be successful. That is why we designed our annual incentive program to pay all incentives, other than commissions, from a single pool that is funded solely on the success of the Company as a whole. Associated’s annual incentive program is referred to as the Management Incentive Plan (“MIP”). All Participants are paid from a single corporate pool that includes NEOs, the Executive Committee, and all other incentive eligible colleagues. Participants are provided the opportunity to earn an annual incentive payment from a corporate pool, the total amount of which is determined based upon Associated’s achievement of objective financial criteria selected by the Committee, but is limited by the annual individual maximum as set forth under the terms of the shareholder approved 2017 Incentive Compensation Plan.
On an annual basis, the Committee establishes performance criteria and target performance levels for purposes of determining the targeted corporate pool, out of which all awards under the 2019 MIP are paid. The amount of funds available in the corporate pool for distribution to all participants under the MIP is a function of total EPS and ROCET1 Company performance and, for 2019, represented approximately 9.6% of Associated’s pre-tax, pre-cash incentive profits. The actual funding amount for the corporate pool was lower than the target corporate pool because both EPS and ROCET1 targets were missed.
The EPS and ROCET1 metrics were selected because they are both critical to the long-term success of the Company and are aligned with creating value for shareholders. Both metrics are transparent and are publicly available. When combined we believe these metrics create a balance between profitability and the quality of earnings and reflect the financial success of the Company while protecting the safety and soundness of the Company.
The performance criteria established under the MIP for 2019 to fund the corporate pool were:

•
Fully diluted EPS, which the Committee determined to be appropriate because EPS is commonly recognized as an important measure of profitability and financial health and is the leading indicator of value creation for our shareholders. Diluted EPS is the reported GAAP EPS without any adjustments; and

•
ROCET1, which the Committee believes is an important indicator of prudent capital stewardship, particularly in light of increasing industry and regulatory focus on capital measures. ROCET1 measures profitability by showing how much profit we generate (reported net income) with the capital our shareholders have invested (equity) and how efficiently we have deployed those funds. ROCET1 is calculated based on the definition used by the Federal Reserve of GAAP net income divided by Common Equity Tier One.

For 2019, the target corporate pool funding of 100% was based on a combination of two performance criteria: (1) EPS target of $2.05, which represented an 8.5% increase from 2018’s actual results, and (2) ROCET1 with a 200 basis point increase in targeted range of 13.0% to 14.0%. The following matrix sets forth the scale used for funding determinations under the MIP outlining the possible combinations of EPS and ROCET1 performance results, as well as actual 2019 results.

	Return on Common Equity Tier 1 (ROCET1) Interpolate each 10 Basis Points outside target range										Final Interpolated Results
	2019 EPS	< 9.99%	10.00%- 10.99%	11.00%- 11.99%	12.00%- 12.99%	13.00%- 14.00%	14.01%- 15.00%	15.01%- 16.00%	16.01%- 17.00%	> 17.01%	ROCET1 12.59%
	$2.08	25%	26% - 63%	64% - 88%	89% - 101%	102%	103% - 136%	137% - 160%	161% - 174%	175%	92%
	$2.07	25%	26% - 63%	64% - 88%	89% - 100%	101%	102% - 136%	137% - 160%	161% - 174%	175%	91%
	$2.06	25%	26% - 63%	64% - 87%	88% - 100%	101%	102% - 136%	137% - 160%	161% - 174%	175%	91%
Target	$2.05	25%	26% - 63%	64% - 87%	88% - 99%	100%	101% - 135%	136% - 159%	160% - 174%	175%	90%
	$2.04	25%	26% - 63%	64% - 86%	87% - 99%	100%	101% - 135%	136% - 159%	160% - 174%	175%	90%
	$2.03	25%	26% - 63%	64% - 86%	87% - 98%	99%	100% - 135%	136% - 159%	160% - 174%	175%	90%
	$1.93	25%	26% - 63%	64% - 82%	83% - 93%	94%	95% - 132%	133% - 158%	159% - 174%	175%	85%
	$1.92	25%	26% - 63%	64% - 81%	82% - 93%	94%	95% - 132%	133% - 158%	159% - 174%	175%	85%
Actual	$1.91	25%	26% - 63%	64% - 81%	82% - 92%	93%	94% - 132%	133% - 158%	159% - 174%	175%	84%
	$1.90	25%	26% - 63%	64% - 81%	82% - 92%	93%	94% - 131%	132% - 158%	159% - 174%	175%	84%
The amount of funding for the corporate pool increases at each incremental $0.01 of EPS and each range of ROCET1, with ROCET1 to be interpolated outside the target range. In order to incentivize continued company-wide growth, the Committee expects to increase the MIP EPS and ROCET1 targets each year, relative to the prior year’s actual performance.
The graphic below demonstrates the corporate pool funding and distribution methodology.
Once the amount of the corporate pool is determined, the funds are divided into business line sub-pools, including an executive incentive pool, out of which individual awards are paid. Sub-pools are determined for individual revenue-producing business lines based on actual financial results. The amount of each individual award is determined by the accountable Executive Committee members or, in the case of the members of the Executive Committee, by the Committee based upon the recommendations of the CEO. The target amount for each of the NEOs is based on the previous year’s actual incentive payment. This strategy ensures further alignment with Company goals and objectives as the target mimics the rise and fall of corporate performance achievement.
For 2019, the Committee determined the amount of annual cash incentive payments for each NEO by utilizing the plan performance calculation and making minor adjustments based on individual business unit results and performance. In the example below, Mr. Flynn’s incentive amount was determined by multiplying the target incentive amount by the 2019 actual Company performance achievement. The Committee has the ability to modify the payment based on a number of factors as outlined in the 2017 Plan, such as mergers and acquisitions and tax law changes, but determined the calculated incentive award to be appropriate for 2019 without making such adjustments.

As noted previously, the Committee also approved in 2019 the addition of a cap for individual performance adjustments of 20% for upwards adjustments and unlimited downward adjustments of any NEO incentive award. Although our program is largely based on formulaic calculations, the Committee felt that the addition of the upwards cap would ensure that the majority of the incentive was tied to the achievements of the Company’s objective performance goals.
The Committee, utilizing the matrix as set forth above, approved EPS of $1.91 and ROCET1 of 12.59% resulting in the corporate pool funding of 84.2% of the targeted funding level. The CEO and NEOs’ annual incentive opportunity are linked directly to Corporate EPS and ROCET1 performance. The incentive earned will rise and fall year to year based on these objective financial results within the MIP Matrix.
The Committee approved these performance results for purposes of determining the aggregate amount available in the MIP pool for annual incentive payments to all eligible colleagues. The Committee then determined the amount of the MIP payments to each NEO based on the performance incentive formula which multiplies the incentive target by Company performance achievement. The Committee further made limited adjustments based on recommendations by Mr. Flynn based on his evaluation of achievement of strategic goals, business line and individual performance, and a number of individual performance and other qualitative and quantitative factors for each NEO, including, among others;

Successful completion of acquisitions in 2019;
Significant growth in key financial measures, including revenue and core deposits and fee income;
Improving asset quality; and
Reducing expenses and streamlining processes.
Based on these evaluations relating to 2019 performance, Mr. Flynn recommended, and the Committee approved, payouts to Messrs. Del Moral-Niles, Utz, Erickson and Stein as detailed in the table below in the form of cash. NEO individual performance adjustments were minimal and incentive payments were closely aligned to the Company performance achievement of 84.2%.

Mr. Flynn received a payout detailed below which was in alignment with the Company’s financial performance and the Committee’s assessment of the CEO’s continued positive performance.

Incentive as a Percent of Target
Named Executive Officer	Target	Actual	Percent of Target
Company Achievement			84.2%
Philip B. Flynn	$1,161,170	$977,705	84.2%
Christopher J. Del Moral-Niles	$540,000	$455,000	84.3%
John A. Utz	$530,000	$445,000	84.0%
Randall J. Erickson	$410,000	$345,000	84.1%
David L. Stein	$340,000	$300,000	88.2%

LONG-TERM INCENTIVE COMPENSATION
The Committee believes that a significant portion of an executive officer’s total pay should be represented by and tied directly to the performance of the Company to ensure that the interests of the executive officer and the shareholders are in close alignment. The Committee also believes that the performance of Associated’s stock has a strong correlation to the actual total compensation an executive receives over time. To align these interests, the Committee has designed Associated’s long-term incentive program to include three key long-term elements: stock options, restricted stock awards and performance-based restricted stock units (“RSUs”), which are granted under the Long-Term Incentive Performance Plan (“LTIPP”) described below. For 2019, stock options and restricted stock each represent 25% of the long-term component of the overall program; with performance-based RSUs representing 50% of total long-term incentive. Individual grants, as a percent of base salary, are listed in the table below.

Long-Term Incentive Grants as a Percent of Base Salary
Named Executive Officer	Stock Options	Restricted Stock Units	LTIPP	Total Long-Term Incentive
Philip B. Flynn	52.5%	52.5%	105%	210%
Christopher J. Del Moral-Niles	30%	30%	60%	120%
John A. Utz	30%	30%	60%	120%
Randall J. Erickson	25%	25%	50%	100%
David L. Stein	25%	25%	50%	100%
Stock Option Component
Stock options represent a right to purchase a specified number of shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. As a result, recipients recognize a value only if and to the extent that the value of the Common Stock increases, aligning the value of the benefit with shareholder interests. The stock options granted in 2019 vest over a four-year period, with one-fourth of the grant vesting in each year, subject to the terms of the 2017 Plan. Long-term variable equity compensation is a significant portion of each NEO’s compensation, as indicated by the chart included on page 36. When calculating the value of an option award for the purpose of making these grants, the Committee uses the grant date value of the options.
Restricted Stock Component
Restricted stock represents an award of full value shares that vests over a defined period, the value of which varies based on the performance of Associated’s Common Stock, which creates alignment between executive pay and shareholder value. With input from Pay Governance on appropriate award types for the LTIPP, the Committee determined in 2019 that it would grant time-based Restricted Stock Awards (RSAs) in addition to performance-based RSUs as part of Associated’s overall compensation mix.

The RSAs granted in 2019 generally vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2017 Plan. When calculating the value of a restricted stock award for the purpose of making these grants, the Committee used the grant date value of the restricted stock determined on the same basis described on page 46 in the notes to the Summary Compensation Table for such awards.
Long-Term Incentive Performance Plan
Under the LTIPP, participants receive awards of RSUs, calculated as a percentage of each participant’s base salary at the inception of the performance period. Actual payouts from the LTIP plan will be based upon Associated’s results during the specified measurement period relative to goals approved by the Committee with respect to the particular LTIPP performance measurement period. Grants under the 2019 LTIPP are subject to the terms of the 2017 Plan. Grants under the 2017 LTIPP are subject to the terms of the Associated Banc-Corp 2013 Incentive Compensation Plan.
2019 LTIPP
The 2019 LTIPP is based on a three-year performance period that began on January 1, 2019, and will end on December 31, 2021. Based on the Company’s performance during the period, the number of actual shares that vest can range from a minimum of 0% to a maximum of 150% of the target award.
The performance criteria established by the Committee to determine the vesting of RSUs are equally weighted and are based on Associated’s cumulative EPS and Associated’s relative TSR versus its peer group, over the 2019-2021 performance period. The Committee determined that cumulative EPS is an appropriate metric in the LTIPP as Associated’s goal is to sustain growth year-over-year (cumulative three-year EPS growth as provided in the LTIPP). The Committee believes that having these related measures in both the MIP and LTIPP (one-year measurement for the MIP and three-year measurement under the LTIPP for the 2019-2021 cycle) ensures focus on both short and long-term strategies that are in the best interests of our shareholders. The Committee believes relative TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it is directly aligned with shareholder interests and encourages management to outperform peers in the creation of shareholder value. Additionally, the Committee determined an expansion in the number of peers was appropriate to ensure a larger number of measurement points, provide protection against having too few peers due to mergers and acquisitions, and align more effectively with the new Long-Term Incentive Performance Plan design. The 2019 LTIPP performance peer group companies are:

BankUnited, Inc.	First Horizon National Corporation	UMB Financial Corporation
BOK Financial Corporation	Hancock Whitney Corporation	Umpqua Holdings Corporation
Comerica Incorporated	IBERIABANK Corporation	Valley National Bancorp
Commerce Bancshares, Inc.	People's United Financial	Webster Financial Corporation
Cullen/Frost Bankers, Inc.	Prosperity Bancshares	Wintrust Financial Corporation
East West Bancorp, Inc.	Synovus Financial Corporation	Zions Bancorporation
F.N.B Corporation	TCF Financial Corporation (*)
(*) TCF Financial Corporation merged with Chemical Bank in 2019. Chemical Bank was the surviving company.
2017 LTIPP
The 2017 LTIPP was based on a three-year performance period that began on January 1, 2017, and ended on December 31, 2019, with the vesting opportunities ranging from a minimum of 25% to a maximum of 150% of the target award.
The performance criteria established by the Committee to determine the vesting of RSUs was based on Associated’s cumulative adjusted EPS for the performance period and Associated’s TSR relative to the peer group, measured on the basis of reported TSR for the performance period. TCF Financial Corporation's relative TSR was excluded from the 2017 LTIPP performance calculation due to the 2019 merger with Chemical Bank, where Chemical Bank was the surviving company.
The vesting grid below was used to determine the vesting level of the 2017 LTIPP award (for performance during 2017-2019) at various EPS performance levels under the 2017 LTIPP, with a payout percentage target of 100% at targeted cumulative EPS of $4.26 and TSR performance between the 40.1 and 60th percentiles of the peer group.
The target three year cumulative EPS growth rate was set based on a combination of budget and the publicly available 20 year BKX Bank Index which takes into account business cycles.

	Vesting of the 2017-2019 Long-Term Incentive Performance Plan
	3 Yr EPS	Total Shareholder Return (Q4 2019 vs Q4 2016 TSR Relative Ranking)
		0%	7%	13%	20%	27%	33%	40%	TARGET RANGE 40.1-60%	67%	73%	80%	87%	93%	100%
	5.00	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.95	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.90	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
Actual	4.86	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.85	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.80	146%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.75	136%	144%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.70	126%	134%	142%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.65	116%	124%	132%	141%	149%	150%	150%	150%	150%	150%	150%	150%	150%	150%
	4.60	106%	114%	122%	131%	139%	144%	150%	150%	150%	150%	150%	150%	150%	150%
	4.55	96%	104%	112%	121%	129%	136%	142%	150%	150%	150%	150%	150%	150%	150%
	4.50	86%	94%	102%	111%	119%	127%	136%	148%	150%	150%	150%	150%	150%	150%
	4.45	76%	84%	92%	101%	109%	117%	126%	138%	150%	150%	150%	150%	150%	150%
	4.40	66%	74%	82%	91%	99%	107%	116%	128%	149%	150%	150%	150%	150%	150%
	4.35	56%	64%	72%	81%	89%	97%	106%	118%	139%	147%	150%	150%	150%	150%
	4.30	46%	54%	62%	71%	79%	87%	96%	108%	129%	137%	146%	150%	150%	150%
Target	4.26	38%	46%	54%	63%	71%	79%	88%	100%	121%	129%	138%	146%	150%	150%
	4.25	36%	44%	52%	61%	69%	77%	86%	98%	119%	127%	136%	144%	150%	150%
	4.20	26%	34%	42%	51%	59%	67%	76%	88%	109%	117%	126%	134%	142%	150%
	4.15	25%	25%	32%	41%	49%	57%	66%	78%	99%	107%	116%	124%	132%	141%

As determined based on the vesting grid, tax rate adjusted EPS performance of $4.86 significantly outperformed targeted EPS of $4.26. EPS results in all three years have been tax adjusted to make the final EPS results comparable to the original target using the prior 35% corporate tax rate. The Committee approved the 2019 adjusted EPS of $1.67 to be used with previously approved 2018 adjusted EPS of $1.67 and 2017 adjusted EPS of $1.52. Combined with Associated’s relative TSR ranking at the 7% percentile of the peer group, the RSU award grant applicable to the 2017-2019 performance period vested at 150.0% of target.
Risk Assessment
The Committee, along with members of Associated’s Executive Risk Committee, the Incentive Compensation Risk Assessment Committee (ICRA), the Chief Human Resources Officer and business executives responsible for the design and implementation of Associated’s incentive compensation arrangements, conducted a full annual risk assessment as part of an incentive and sales practice review. Under the governance of the Executive Risk Committee, ICRA was established to define and govern the annual incentive plan risk assessment process which evaluates the effectiveness of Associated’s incentive compensation programs and ensures they are in alignment with the Company’s safety and soundness principals. Following the reviews with members of Associated’s Executive Risk Committee, ICRA, and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated’s compensation plans do not encourage its senior executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do such plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee has determined that these plans do not encourage unnecessary risk taking and are consistent with preserving and enhancing the long-term health of Associated.

OTHER BENEFIT PROGRAMS
Deferred Compensation Plan
Associated maintains a non-qualified deferred compensation plan to allow certain colleagues who are deemed to be highly compensated under IRC Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in the deferred compensation plan in 2019; however, none elected to participate in 2019.
Participants are offered the opportunity to defer up to 50% of base salary and up to 75% of cash incentive compensation. Participants have various investment options to select from. The participant can elect to receive payment of deferred amounts either in a lump sum, or five or ten equal annual installments; payments may be received while in service or six months following separation from Associated. (Distributions during employment are possible in the event of an unforeseeable emergency.) The participant retains all rights to amounts in his or her account if employment terminates for any reason.
Retirement Plans
Retirement Account Plan
The Associated Banc-Corp Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate effective the first day of the plan year in which the participant completes twelve months of service (service is defined as working a minimum of 1,000 hours within the year). The colleague becomes a “Participant” in the Plan the first January 1 or July 1 after completion of the service eligibility has been met.  Each participant receives an accrual of 3% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $280,000 in 2019. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement benefits.
401(k) Plan
Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2019 was equal to 100% of the first 5% of each participant’s contribution. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant’s retirement, disability or death. All participants are fully vested in both their own contributions and Associated’s matching contributions.
Supplemental Executive Retirement Plans
In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the “SERP.” The SERP is a non-qualified plan into which Associated makes a restoration contribution for amounts that are otherwise restricted due to applicable IRS limitations under Associated’s RAP and 401(k) Plan. Participation in the SERP is limited to members of Associated’s Executive Committee, which includes the NEOs.
Associated’s contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan if not for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.
Flynn SERP. The Committee adopted a Supplemental Executive Retirement Plan for Philip B. Flynn effective January 1, 2012. Under Mr. Flynn’s SERP, Mr. Flynn retains any and all accrued benefits under the SERP provisions of his expired employment agreement and receives accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash incentive, less the amount of the IRS annual compensation limit. This percentage is initially set at 12.5%, although the Committee may decrease or increase this percentage at its discretion, subject to a maximum percentage of 20%. For 2019, the accrual percentage was 12.5%. Accruals based on Mr. Flynn’s base salary accrue on the last day of each payroll period, and accruals based on any cash incentives paid to Mr. Flynn will accrue on the date any such cash incentive is paid. All accruals in Mr. Flynn’s SERP account are unsecured and are fully vested on the date of such accrual and incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options. Distributions from Mr. Flynn’s SERP are generally made upon the earlier of his death or at various dates specified by Mr. Flynn prior to the beginning of any plan year.
Perquisites
Limited perquisites provided to NEOs in 2019 included executive physical examinations, which the Committee believes are valuable to Associated by helping to ensure the health and well-being of participants; financial planning services, which are intended to permit the NEOs to focus as much of their time and attention as possible on their responsibilities as executive officers; and the payment of social and similar clubs dues to give the NEOs access to social and similar clubs for business purposes. NEOs are required to pay any other costs attributable to their personal use of social and similar clubs. The NEOs participated in certain other company-subsidized benefits that were also available to all eligible and/or participating colleagues.
Employment and Post-Termination Arrangements with Executive Officers
Each of the NEOs, including the CEO, is currently employed on an “at-will” basis and none of them is party to an employment agreement with Associated. Associated does not generally enter into agreements with executives before or during their employment with respect to any post-termination benefits, nor does Associated guarantee any executive a severance benefit. The Committee believes that each executive officer separation situation should be evaluated on a case-by-case basis. This arrangement provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its executive officers in the event of a separation. Any severance paid to a former executive will generally be paid pursuant to the Associated Banc-Corp Severance Pay Plan, a fully discretionary severance plan for management colleagues that limits the Committee’s award of a severance benefit to a maximum of 200% of a former colleague’s annual base salary.
Change of Control Agreements
Recognizing certain trends in change in control agreements, the Committee concluded that it would replace the Change of Control Plan with more updated Change of Control Agreements in 2018 that cover each of the NEOs and certain other executives. The payments and benefits provided under the Agreements are similar in structure and amount to the previous plan, maintain a “double trigger” and are not payable upon (1) a termination of an executive’s employment for “Cause” or a resignation by an executive without “Good Reason” or (2) any termination of an executive’s employment prior to a “Change of Control” (each as defined in the Agreements). These Agreements are summarized in the “Potential Payments Upon Termination or Change of Control” section beginning on page 50.

COMPENSATION DECISIONS FOR 2020
The Committee continues to review and make changes to the design of Associated’s executive compensation program to ensure continued achievement of performance goals and objectives of the Company and create further value for our shareholders.
As described on page 33, feedback from shareholder advisory services has prompted the Committee to make minor modifications to the 2020-2022 Long-Term Incentive Performance Plan (LTIPP). Metrics for the 2020-2022 plan, EPS and relative TSR, remain as the selected metrics because the Committee believes those metrics are the most closely aligned to the creation of shareholder value. Associated will continue to use an additive model for the LTIPP which will provide equal weighting between each metric and a threshold of 25% relative TSR will also remain in place with no payout for that metric below threshold. The EPS maximum and minimum range is plus or minus 20% of target. Achievement below the 20% minimum will result in no payout for the EPS metric. The payout range for the 2020-2022 LTIPP will range from 0% to 150%, similar to the 2019-2021 LTIPP. To align with more common market practice, relative TSR will be calculated using a 30-day share price averaging as opposed to a quarterly share price averaging used in previous plans.
In addition, the deferred stock program was expanded to include time-based restricted stock to provide further personal financial management tools for executive officers. The Committee feels this modification provides closer alignment to actual shareholder value results and strengthens the overall alignment between executive compensation and shareholder interests.

POLICIES
Accounting and Tax Considerations
Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated and, to a lesser extent, the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.
Clawback of Compensation
Since 2013, the Committee approved and Associated has had in place, a Clawback Policy that requires any members of the Executive Committee of Associated to repay or return cash incentives and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the colleague’s intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, Associated shall recover amounts in excess of the cash incentives and equity awards payable under Associated’s restated financial statements from the above identified colleagues who received the excess cash incentives and/or equity awards. The Clawback Policy applies to Associated’s Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has issued proposed rules relating to specific clawback requirements. However, the SEC and NYSE have not yet issued final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.
Anti-Pledging and Anti-Hedging Policy
Associated’s Insider Trading Policy prohibits executive officers and directors from engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.
Security Ownership Guidelines for Executive Officers
Associated has adopted stock ownership guidelines which are applicable to the NEOs, other members of the Executive Committee and other key executives identified by the CEO. The executive stock ownership guidelines are described under “Stock Ownership - Stock Ownership Guidelines for Executive Officers and Directors” on page 12.
COMPENSATION AND BENEFITS COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.
THE COMPENSATION AND BENEFITS COMMITTEE

Richard T. Lommen, Chairman
John F. Bergstrom
Eileen A. Kamerick
Gale E. Klappa
Karen T. van Lith

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Philip B. Flynn President and CEO	2019	$1,250,000	$0	$1,968,728	$656,248	$977,705	$12,217	$275,399	$5,140,297
	2018	$1,250,000	$0	$1,874,986	$624,996	$1,161,170	$11,218	$250,472	$5,172,842
	2017	$1,250,000	$0	$1,874,981	$624,999	$784,574	$10,416	$232,772	$4,777,742
Christopher J. Del Moral-Niles Executive Vice President, Chief Financial Officer	2019	$505,000	$0	$454,484	$151,497	$455,000	$12,119	$39,520	$1,617,620
	2018	$504,000	$0	$454,469	$151,498	$540,000	$11,136	$36,620	$1,697,723
	2017	$492,167	$0	$443,696	$147,900	$375,000	$10,347	$35,165	$1,504,275
John A. Utz Executive Vice President, Head of Corporate Banking and Milwaukee Market President	2019	$434,167	$0	$391,514	$130,499	$445,000	$12,217	$61,225	$1,474,622
	2018	$425,000	$0	$382,471	$127,496	$530,000	$11,218	$56,716	$1,532,901
	2017	$425,000	$0	$382,486	$127,497	$350,000	$10,416	$48,436	$1,343,835
Randall J. Erickson Executive Vice President, General Counsel & Corporate Secretary	2019	$460,000	$0	$344,985	$114,998	$345,000	$11,191	$56,518	$1,332,692
	2018	$460,000	$0	$413,972	$137,999	$410,000	$10,358	$57,254	$1,489,583
	2017	$460,000	$0	$413,986	$137,998	$275,000	$9,688	$53,329	$1,350,001
David L. Stein Executive Vice President, Head of Consumer & Business Banking	2019	$395,000	$0	$296,233	$98,748	$300,000	$15,509	$56,085	$1,161,575
	2018	$395,000	$0	$296,238	$98,748	$340,000	$14,316	$50,095	$1,194,397
	2017	$395,000	$0	$296,226	$98,746	$225,000	$13,343	$47,511	$1,075,826

(1)
Stock and Option Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2019 Form 10-K. The grant date fair value of the 2019 performance based RSU awards at the maximum level is $1,968,728, $454,484, $391,514, $344,985, and $296,233 for Mr. Flynn, Mr. Del Moral-Niles, Mr. Utz, Mr. Erickson and Mr. Stein, respectively.

(2)
Amounts reported in this column reflect incentive awards provided under the “Management Incentive Plan,” described in the “Annual Total Compensation - Annual Incentive Award” section beginning on page 37.

(3)
Reflects the change in present value of the Retirement Account Plan (“RAP”). Further details regarding the RAP can be found in the “Retirement Plans” section beginning on page 43 and in the Pension Benefits in 2019 table on page 49.

(4)	Amounts in All Other Compensation for 2019 include the following:

•	Employer match on each participating NEO’s 2019 contributions to the 401(k) Plan;

•
2019 employer contributions to the SERP for each of the NEOs. Additional details regarding the SERP can be found in the “Retirement Plans” section beginning on page 43 and in the Nonqualified Deferred Compensation in 2019 table on page 49;

•	Employer payment of financial planning services;

•	Employer payment of social and similar club dues for Messrs. Utz, Erickson and Stein and a corporate club membership for which Mr. Erickson is the named member; and

•	Employer payment of executive physicals for Mr. Flynn and Mr. Stein.

Name	401(k) Match	SERP Contribution	Financial Planning Services	Social and Similar Club Dues	Executive Physicals
Philip B.Flynn	$14,000	$244,624	$13,275	—	$3,500
Christopher J. Del Moral-Niles	$14,000	$25,520	—	—	—
John A. Utz	$14,000	$29,140	$13,275	$4,810	—
Randall J. Erickson	$14,000	$26,855	$13,275	$2,388	—
David L. Stein	$14,000	$23,120	$13,275	$2,090	$3,600

(5)
For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the “Executive Compensation - Compensation Discussion and Analysis” section beginning on page 30.

GRANTS OF PLAN-BASED AWARDS DURING 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philip B. Flynn	2/5/2019	—	—	—	—	—	—	—	169,857	22.01	$656,248
	2/5/2019	—	—	—	—	—	—	29,816	—	—	656,250
	2/5/2019	—	—	—	—	59,631	89,446	—	—	—	1,312,478
		—	1,161,170	1,393,404	—	—	—	—	—	—	—
Christopher J. Del Moral-Niles	2/5/2019	—	—	—	—	—	—	—	39,212	22.01	$151,497
	2/5/2019	—	—	—	—	—	—	6,883	—	—	151,495
	2/5/2019	—	—	—	—	13,766	20,649	—	—	—	302,990
		—	540,000	648,000	—	—	—	—	—	—	—
John A. Utz	2/5/2019	—	—	—	—	—	—	—	33,777	22.01	$130,499
	2/5/2019	—	—	—	—	—	—	5,930	—	—	130,519
	2/5/2019	—	—	—	—	11,858	17,787	—	—	—	260,995
		—	530,000	636,000	—	—	—	—	—	—	—
Randall J. Erickson	2/5/2019	—	—	—	—	—	—	—	29,765	22.01	$114,998
	2/5/2019	—	—	—	—	—	—	5,225	—	—	115,002
	2/5/2019	—	—	—	—	10,449	15,673	—	—	—	229,982
		—	410,000	492,000	—	—	—	—	—	—	—
David L. Stein	2/5/2019	—	—	—	—	—	—	—	25,559	22.01	$98,748
	2/5/2019	—	—	—	—	—	—	4,486	—	—	98,737
	2/5/2019	—	—	—	—	8,973	13,459	—	—	—	197,496
		—	340,000	408,000	—	—	—	—	—	—	—

(1)
Reflects annual incentive opportunities under the 2019 MIP. Amounts shown in the target column are equal to the amounts paid under the MIP for 2019 which served as the base amounts used by the Committee for determining the annual incentive payments under the 2019 MIP. Amounts shown in the maximum column are equal to the maximum MIP opportunity which include a limited positive discretion of up to 20% for individual performance and no cap on negative adjustments. The 2019 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2017 Plan, the plan under which the 2019 MIP is administered. See “Annual Total Compensation - Annual Incentive Award” beginning on page 37 for additional details.

(2)
Reflects performance-based RSU grants made to the NEOs under the 2019 LTIPP. The threshold and maximum amounts represent the 0% and 150% limits within the LTIPP. See “Long-Term Incentive Compensation” beginning on page 40 for additional details.

(3)
See “Policies - Accounting and Tax Considerations” on page 45. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s 2019 Form 10-K.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested
	(1)	(1)		(1)		(2)	(3)	(2)

Philip B. Flynn	139,747	—	$14.02	1/22/2023	8,990 (4)	$198,140	241,169	$5,315,365
	161,369	—	$17.02	1/27/2024	12,401 (5)	$273,318	—	—
	50,656	—	$17.67	3/17/2024	19,330 (6)	$426,033	—	—
	211,236	—	$17.24	2/2/2025	37,729 (7)	$831,547	—	—
	140,203	46,735	$17.38	2/1/2026	—	—	—	—
	59,964	59,965	$25.20	2/6/2027	—	—	—	—
	35,317	105,951	$24.25	2/6/2028	—	—	—	—
	—	169,857	$22.01	2/5/2029	—	—	—	—

Christopher J.	32,504	10,835	$17.38	2/1/2026	2,085 (4)	$45,953	56,997	$1,256,214
Del Moral-Niles	14,190	14,190	$25.20	2/6/2027	2,935 (5)	$64,687	—	—
	8,560	25,683	$24.25	2/6/2028	4,686 (6)	$103,279	—	—
	—	39,212	$22.01	2/5/2029	10,563 (7)	$232,809	—	—

John A. Utz	2,000	—	$12.97	1/23/2022	1,834 (4)	$40,421	48,737	$1,074,163
	12,659	—	$14.02	1/22/2023	2,530 (5)	$55,761	—	—
	14,755	—	$17.02	1/27/2024	3,943 (6)	$86,904	—	—
	8,510	—	$17.67	3/17/2024	9,541 (7)	$210,284	—	—
	39,543	—	$17.24	2/2/2025	—	—	—	—
	28,601	9,534	$17.38	2/1/2026	—	—	—	—
	12,232	12,233	$25.20	2/6/2027	—	—	—	—
	7,204	21,614	$24.25	2/6/2028	—	—	—	—
	—	33,777	$22.01	2/5/2029	—	—	—	—

Randall J. Erickson	26,335	—	$17.02	1/27/2024	1,985 (4)	$43,749	49,172	$1,083,751
	8,267	—	$17.67	3/17/2024	2,738 (5)	$60,346	—	—
	34,473	—	$17.24	2/2/2025	4,268 (6)	$94,067	—	—
	30,957	10,319	$17.38	2/1/2026	8,019 (7)	$176,739	—	—
	13,240	13,240	$25.20	2/6/2027	—	—	—	—
	7,798	23,394	$24.25	2/6/2028	—	—	—	—
	—	29,765	$22.01	2/5/2029	—	—	—	—

David L. Stein	15,617	—	$12.97	1/23/2022	1,421 (4)	$31,319	37,430	$824,957
	24,332	—	$14.02	1/22/2023	1,960 (5)	$43,198	—	—
	23,882	—	$17.02	1/27/2024	3,054 (6)	$67,310	—	—
	7,497	—	$17.67	3/17/2024	6,803 (7)	$149,938	—	—
	32,107	—	$17.24	2/2/2025	—	—	—	—
	22,152	7,384	$17.38	2/1/2026	—	—	—	—
	9,474	9,474	$25.20	2/6/2027	—	—	—	—
	5,580	16,740	$24.25	2/6/2028	—	—	—	—
	—	25,559	$22.01	2/5/2029	—	—	—	—

(1)
All options expiring in 2024, 2025, 2026, 2027, 2028, and 2029 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).

(2)	Market value based on the closing price of the Common Stock of $22.04 on December 31, 2019.

(3)	Includes actual 150.0% of the 2017 performance-based RSU grant, and maximum portion of 2018 and 2019 performance-based RSU grants.

(4)	Restricted stock scheduled to vest fully on February 8, 2020.

(5)	Restricted stock scheduled to vest in two equal installments on February 8, 2020 and February 8, 2021.

(6)	Restricted stock scheduled to vest in three equal installments on February 8, 2020, February 8, 2021, and February 8, 2022.

(7)	Restricted stock scheduled to vest in four equal installments on February 8, 2020, February 8, 2021, February 8, 2022, and February 8, 2023.

OPTION EXERCISES AND STOCK VESTED IN 2019

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(3)(4)	Value Realized on Vesting ($)(2)(3)(4)

Philip B. Flynn	—	$0	142,605	$3,133,312
Christopher J. Del Moral-Niles	98,128	$541,679	30,506	$673,678
John A. Utz	—	$0	27,784	$611,888
Randall J. Erickson	—	$0	28,467	$628,464
David L. Stein	20,000	$176,166	21,581	$475,304

(1)
Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2019: for Mr. Flynn - 24,496, Mr. Del Moral-Niles - 5,746, Mr. Utz - 4,845, Mr. Erickson - 4,886, and Mr. Stein - 3,816; and the following numbers of RSUs that vested in 2019: for Mr. Flynn - 118,109, Mr. Del Moral-Niles - 24,760, Mr. Utz - 22,939, Mr. Erickson - 23,581, and Mr. Stein - 17,765.

(2)	Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated’s security ownership guidelines.

(3)
The number of shares acquired on vesting and value realized on vesting include deferred stock: for Mr. Flynn - 118,109 ($2,584,602), Mr. Utz - 12,045 ($263,583) and Mr. Stein - 9,327 ($204,105). Note that although the table includes the deferred stock, the individuals will not actually receive the shares until the deferral period lapses in accordance with the plan documents and agreements.

(4)
Mr. Flynn became retirement eligible in October 2019 under the definitions of retirement eligibility in the 2017 Incentive Compensation Plan ("Plan") and was required to pay taxes on the value of unvested Restricted Stock Awards. All shares remain unvested under terms of the Plan and Mr. Flynn will not receive the shares or the value until the earlier of the scheduled vesting date or his retirement.

PENSION BENEFITS IN 2019

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Philip B. Flynn	RAP	10	$126,502	$0
Christopher J. Del Moral-Niles	RAP	9	$123,467	$0
John A. Utz	RAP	9	$126,502	$0
Randall J. Erickson	RAP	7	$94,756	$0
David L. Stein	RAP	14	$214,780	$0
Further information regarding the RAP can be found in the “Retirement Plans” section beginning on page 43.

NONQUALIFIED DEFERRED COMPENSATION IN 2019

Name	Plan	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)(1)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)(2)

Philip B. Flynn	Flynn SERP	$0	$244,624	$1,070,705	$0	$4,611,617
Christopher J. Del Moral-Niles	SERP	$0	$25,520	$24,700	$0	$160,475
John A. Utz	SERP	$0	$29,140	$48,058	$0	$290,896
Randall J. Erickson	SERP	$0	$26,855	$28,280	$0	$232,545
David L. Stein	SERP	$0	$23,120	$97,441	$0	$451,481

(1)
For Mr. Flynn, these amounts reflect contributions made by Associated throughout the year during 2019 based on his 2019 compensation. For the other NEOs, these amounts reflect contributions made by Associated in 2020 based on their 2019 compensation. These amounts are reported in the “All Other Compensation” column for each executive officer in the Summary Compensation Table.

(2)
Of the amounts disclosed in this column with respect to the Flynn SERP or the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Flynn - $2,045,161; Mr. Del Moral-Niles - $183,959; Mr. Utz - $151,102; Mr. Erickson - $160,914; and Mr. Stein - $40,450.

The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Flynn SERP and the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming a NEO.

Further information regarding the Flynn SERP and the SERP for the other NEOs can be found in the “Retirement Plans” section beginning on page 43, and further information regarding the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section on page 43.
The investment alternatives available to the NEO under the Flynn SERP, the SERP and the Deferred Compensation Plan for the other NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERPs and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2019.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
Vanguard Total Bond Market Index Fund Admiral Shares	8.71%	American Funds New World Fund® Class R-6	28.03%
Vanguard Institutional Index Fund Institutional Shares	31.46%	American Funds EuroPacific Growth Fund® Class R-6	27.40%
American Funds The Growth Fund of America® Class R-6	28.54%	Templeton Foreign Fund Class R6	13.04%
Dodge & Cox Stock Fund	24.83%	Fidelity® Government Money Market Fund	1.84%
Baird MidCap Fund Institutional Class	36.31%	Vanguard Target Retirement 2020 Fund Investor Shares	17.63%
Virtus Ceredex Mid-Cap Value Equity Fund Class R6	33.31%	Vanguard Target Retirement 2025 Fund Investor Shares	19.63%
Wasatch Small Cap Growth Fund® Investor Class	40.15%	Vanguard Target Retirement 2030 Fund Investor Shares	21.07%
Janus Henderson Small Cap Value Fund Class I	26.11%	Vanguard Target Retirement 2035 Fund Investor Shares	22.44%
Vanguard Extended Market Index Fund Admiral Shares	28.03%	Vanguard Target Retirement 2040 Fund Investor Shares	23.86%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The Change of Control Agreements (“Agreements”) provide for certain payments and benefits in the event of a termination without cause or for good reason following a change in control.
The Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the “protected period”) following a Change of Control (each such termination a “Qualifying Termination”), each executive would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:

•
a multiple (three for Mr. Flynn and two for each other executive) of the sum of the executive’s then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);

•
a prorated cash incentive for the year in which the date of termination occurs based on the executive’s then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the “Prorated Cash Incentive”);

•
an amount equal to a multiple (36 for Mr. Flynn and 24 for each other executive) of the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;

•
an amount equal to the maximum employer contributions under the Company’s 401(k) and ESOP and SERP (and, for Mr. Flynn, his individual SERP) and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP (and, for Mr. Flynn, his individual SERP), in each case, assuming that the executive remained employed for a period of months following the date of termination (36 for Mr. Flynn and 24 for each other executive) and certain other assumptions specified in the 2018 COC Agreement; and

•	outplacement benefits.
If the executive’s employment is terminated during the protected period following a Change of Control due to death or “Disability” (as defined in the Agreements due to death or “Disability”), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of executive’s termination due to death or Disability during the protected period, executive (or executive’s estate in the event of executive’s death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive’s death or Disability.
If an executive’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the Code, then the Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The Agreements do not provide for an excise tax gross up. The Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Incentive Bonus	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total
Philip B. Flynn	$3,750,000	$3,510	$24,038	$801,073	$3,483,510	$40,000	$6,062,585	$222,881	$14,387,597
Christopher J. Del Moral-Niles	$1,010,000	$42,017	$9,712	$95,840	$1,080,000	$40,000	$1,471,292	$51,667	$3,800,528
John A. Utz	$870,000	$51,189	$8,365	$103,080	$1,060,000	$40,000	$1,270,423	$45,442	$3,448,499
Randall J. Erickson	$920,000	$33,853	$8,846	$98,510	$820,000	$40,000	$1,269,960	$48,979	$3,240,148
David L. Stein	$790,000	$42,017	$7,596	$91,040	$680,000	$40,000	$966,241	$35,176	$2,652,070

(1)	Based on base salary at December 31, 2019.

(2)	Based on program costs at December 31, 2019.

(3)	Maximum unused vacation accrual is 40 hours at year-end pursuant to Associated’s policy.

(4)
The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague’s duties, shall be provided by a mutually agreed outplacement agency. $40,000 is an estimate of the actual cost of these outplacement services.

(5)
Value based on closing price of Associated Banc-Corp Common Stock of $22.04 on December 31, 2019. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.

(6)	Value based on the closing price of the Common Stock of $22.04 on December 31, 2019.

In addition to the payments that the NEOs would receive under the Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 Plan. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO’s death or disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a “Vesting Event”) occurred on December 31, 2019, the value (using the closing price of $22.04) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)
Philip B. Flynn	$222,881	$1,729,038	$4,333,547
Christopher J. Del Moral-Niles	$51,667	$446,729	$1,024,563
John A. Utz	$45,442	$393,370	$877,053
Randall J. Erickson	$48,979	$374,900	$895,060
David L. Stein	$35,176	$291,766	$674,475

(1)	For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.

A NEO may also be eligible to receive fully discretionary severance benefits in the event of such NEO’s separation other than as a result of a change of control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Other Benefit Programs - Employment and Post-Termination Arrangements with Executive Officers.”

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2019, our last completed fiscal year:

▪	The median of the annual total compensation of all colleagues of our Company was $53,222; and

▪	The annual total compensation of Mr. Flynn, our Chief Executive Officer, was $5,140,297.
Due to the acquisition of the Wisconsin branch banking operations of The Huntington National Bank, a subsidiary of Huntington Bancshares Incorporated, during 2019, the Committee determined to re-calculate the median annual total compensation. Based on this information, the ratio for 2019 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all colleagues is 97 to 1.
We completed the following steps to identify the median of the annual total compensation of all our colleagues and to determine the annual total compensation of our median colleague and CEO:

1.
As of December 31, 2019, our determination date, our colleague population consisted of approximately 5,743 individuals (with all of these individuals located in the United States), including any full-time, part-time, temporary, or seasonal colleagues employed on that date.

2.
To find the median of the annual total compensation of all our colleagues, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2019. In making this determination, we annualized the compensation of full-time and part-time permanent colleagues who were employed on December 31, 2019, but did not work for us the entire year. No full-time equivalent adjustments were made for part time colleagues.

3.	We identified an initial median colleague using this compensation measure and methodology, which was consistently applied to all our colleagues included in the calculation.

4.
After identifying the median colleague, we added together all of the elements of such colleague’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $53,222.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table.

DIRECTOR COMPENSATION
The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. The Committee evaluates the competitiveness of director compensation on an ongoing basis. The Committee engaged Pay Governance to perform a competitive analysis of Associated’s director compensation program and evaluate the levels of pay, pay mix and form with respect to its director compensation programs. These evaluations, among others, have guided director compensation towards the market range of the S&P 400 (of which Associated is a component company). The material terms of the non-employee director compensation arrangements for 2020 are as follows:

•	$75,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)

•	RSUs with a fair market value of $120,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The RSUs (and any related dividend equivalents) subject to each grant will become fully vested on the first anniversary of each grant date and, unless deferred pursuant to the Directors’ Deferred Compensation Plan, the shares of Common Stock will be issued to the director shortly after vesting.

•	$100,000 additional retainer for the non-executive Chairman

•	$30,000 additional retainer for the Vice Chairman

•
$10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance Committee, Enterprise Risk Committee, and Trust Committee

•	$1,500 ad hoc committee meeting fee (when and if such a committee is convened)
Mr. Flynn does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS’ DEFERRED COMPENSATION PLAN
Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors’ deferred compensation plans. To simplify ongoing administration, Associated established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors’ Deferred Compensation Plan (the “Director Plan”) for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.
Directors may defer any or all of their board fees, including retainers under the Director Plan. In an effort to provide directors additional flexibility with respect to managing their annual RSU grants, the Committee amended the Director Plan in late 2018 to permit directors to defer the settlement of some or all of the shares of Common Stock received upon the vesting of their RSU awards, beginning in 2019. Earnings under the Director Plan are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Bergstrom	$75,000	$120,000	$0	$0	$0	$0	$195,000
Michael T. Crowley, Jr.	75,000	120,000	0	0	0	0	195,000
R. Jay Gerken	85,000	120,000	0	0	0	0	205,000
Judith P. Greffin	75,000	120,000	0	0	0	0	195,000
Michael J. Haddad	56,250	120,000	0	0	0	0	176,250
William R. Hutchinson	175,000	120,000	0	0	0	0	295,000
Robert A. Jeffe	75,000	120,000	0	0	0	0	195,000
Eileen A. Kamerick	85,000	120,000	0	0	0	0	205,000
Gale E. Klappa	75,000	120,000	0	0	0	0	195,000
Richard T. Lommen	85,000	120,000	0	0	0	0	205,000
Cory L. Nettles	75,000	120,000	0	0	0	0	195,000
Karen T. van Lith	85,000	120,000	0	0	0	0	205,000
John (Jay) B. Williams	107,500	120,000	0	0	0	0	227,500

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.
To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2019, except as follows: one late Form 4 relating to the exercise of an option was filed on behalf of Ms. Stadler; late Forms 4 relating to vesting of RSUs and the receipt of dividend equivalent units under the Deferred Compensation Plan were filed on behalf of Messrs. Bohn, Flynn, Stein, Utz and Schmidt and Ms. Docter; and one late Form 4 relating to a grant of time-based RSUs and non-qualified stock options was filed on behalf of Ms. Stadler. Each of the late filings was due to administrative delays.
RELATED PARTY TRANSACTIONS
Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2019. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2019, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $16.8 million, which represented approximately 0.4% of consolidated stockholders’ equity. Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. (“Generation Growth Capital”), a private equity fund manager. Prior to Mr. Nettles’ appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and

Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund, along with certain management and transaction fees. Each of these investments was made in the ordinary course of Associated’s business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance Committee (without the participation of Mr. Nettles) in accordance with Associated’s Related Party Transaction Policies and Procedures as described below. Michael T. Crowley, III, the son of Michael T. Crowley, Jr., received total compensation of approximately $140,000 since January 1, 2019 in his capacity as Vice President, Corporate Real Estate Integration Manager of the Company.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES
We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any “immediate family member” of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.”

PROPOSAL 4:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2020. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2019. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted “FOR” this Proposal 4, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 4. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2019 and 2018, and fees billed for other services rendered by KPMG LLP.

	2019		2018
Audit Fees(1)	$1,800,000	(4)	$1,980,000
Audit-Related Fees(2)	97,600		94,100
Tax Fees(3)	223,437		385,982
All Other Fees	—		—
Total Fees	$2,121,037		$2,460,082

(1)
Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries.

(3)	Tax Fees consist primarily of fees for an engagement related to Research and Development Tax Credits.

(4)	Fee excludes amounts to be billed for expenses, which will be billed at the completion of the audit based on actual amounts incurred, not to exceed $95,000.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.
During 2019, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.
The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2020.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated’s Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” based upon their education and work experience. Associated believes Mr. Gerken is an “audit committee financial expert” based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated believes Mr. Jeffe is an “audit committee financial expert” based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Klappa is an “audit committee financial expert” based upon his experience as Chairman, CEO and CFO of a large, public company. Associated believes Mr. Williams is an “audit committee financial expert” based on his experience as a CEO actively supervising chief financial officers.
Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2019 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2019 Form 10-K, which has been filed with the SEC.
AUDIT COMMITTEE
R. Jay Gerken, Chairman
Robert A. Jeffe
Gale E. Klappa
John (Jay) B. Williams

OTHER MATTERS THAT MAY COME BEFORE THE MEETING
As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.
SHAREHOLDER PROPOSALS
Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 27, 2021, must be received by Associated at its executive offices no later than November 13, 2020. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 27, 2021, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 27, 2021. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 27, 2021, and no later than February 11, 2021. If notice is received before January 27, 2021, or after February 11, 2021, it will be considered untimely, and Associated will not be required to present such proposal at the 2020 Annual Meeting of Shareholders.
By Order of the Board of Directors,
Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 13, 2020

Appendix A

Associated Banc-Corp

2020 Incentive Compensation Plan

A-i

2.51.	“Subsidiary”	A-6
2.52.	“Substitute Award”	A-6
2.53.	“Term”	A-6
2.54.	“Termination of Service”	A-6
2.55.	“Year”	A-6
Section 3. Administration		A-7
3.1.	Committee	A-7
3.2.	Powers of the Committee	A-7
Section 4. Awards and Shares Subject to the Plan and Adjustments		A-8
4.1.	Number of Shares Available for Grants	A-8
4.2.	Adjustments in Authorized Shares and Awards	A-9
4.3.	Adjustments and Limitations	A-9
4.4.	Performance Measures	A-10
Section 5. Eligibility and General Conditions of Awards		A-11
5.1.	Eligibility	A-11
5.2.	Award Agreement	A-11
5.3.	General Terms and Termination of Service	A-11
5.4.	Non-transferability of Awards	A-12
5.5.	Cancellation and Rescission of Awards	A-13
5.6.	Substitute Awards	A-13
5.7.	Exercise by Non-Grantee	A-13
5.8.	No Cash Consideration for Awards	A-13
Section 6. Stock Options		A-13
6.1.	Grant of Options	A-13
6.2.	Award Agreement	A-13
6.3.	Option Price	A-14
6.4.	Vesting	A-14
6.5.	Grant of Incentive Stock Options	A-14
6.6.	Exercise and Payment	A-15
Section 7. Stock Appreciation Rights		A-15
7.1.	Grant of SARs	A-15
7.2.	Award Agreements	A-15
7.3.	Strike Price	A-16
7.4.	Vesting	A-16
7.5.	Exercise and Payment	A-16
7.6.	Grant Limitations	A-16
Section 8. Restricted Stock		A-16
8.1.	Grant of Restricted Stock	A-16
8.2.	Award Agreement	A-16
8.3.	Consideration for Restricted Stock	A-16
8.4.	Vesting	A-16
8.5.	Effect of Forfeiture	A-16
8.6.	Escrow; Legends	A-16
8.7.	Shareholder Rights in Restricted Stock	A-16
Section 9. Restricted Stock Units		A-17
9.1.	Grant of Restricted Stock Units	A-17
9.2.	Award Agreement	A-17
9.3.	Crediting Restricted Stock Units	A-17
Section 10. Deferred Stock		A-17
10.1.	Grant of Deferred Stock	A-17
10.2.	Award Agreement	A-18
10.3.	Deferred Stock Elections	A-18
10.4.	Deferral Account	A-18

A-ii

Section 11. Performance Units		A-19
11.1.	Grant of Performance Units	A-19
11.2.	Value/Performance Goals	A-19
11.3.	Earning of Performance Units	A-19
11.4.	Adjustment on Change of Position	A-19
Section 12. Annual Incentive Awards		A-19
12.1.	Annual Incentive Awards	A-19
12.2.	Determination of Amount of Annual Incentive Awards	A-19
12.3.	Time of Payment of Annual Incentive Awards	A-20
12.4.	Form of Payment of Annual Incentive Awards	A-20
Section 13. Dividend Equivalents		A-20
Section 14. Change in Control		A-20
14.1.	Acceleration of Vesting	A-20
14.2.	Special Treatment in the Event of a Change in Control	A-20
Section 15. Amendments and Termination		A-21
15.1.	Amendment and Termination	A-21
15.2.	Previously Granted Awards	A-21
Section 16. Beneficiary Designation		A-21
Section 17. Withholding		A-21
17.1.	Required Withholding	A-21
17.2.	Notification under Code Section 83(b)	A-22
Section 18. General Provisions		A-22
18.1.	Governing Law	A-22
18.2.	Severability	A-22
18.3.	Successors	A-22
18.4.	Requirements of Law	A-22
18.5.	Securities Law Compliance	A-22
18.6.	Section 409A	A-22
18.7.	Mitigation of Excise Tax	A-23
18.8.	No Rights as a Shareholder	A-23
18.9.	Awards Not Taken into Account for Other Benefits	A-23
18.10.	Employment Agreement Supersedes Award Agreement	A-23
18.11.	Non-Exclusivity of Plan	A-23
18.12.	No Trust or Fund Created	A-24
18.13.	No Right to Continued Employment or Awards	A-24
18.14.	Military Service	A-24
18.15.	Construction	A-24
18.16.	No Fractional Shares	A-24
18.17.	Plan Document Controls	A-24
18.18.	Compensation Limitations	A-24

A-iii

Associated Banc-Corp
2020 Incentive Compensation Plan
Section 1.
Establishment, Purpose and Duration
1.1.     Effective Date and Purpose. Associated Banc-Corp, a Wisconsin corporation (the “Company”), hereby establishes the Associated Banc-Corp 2020 Incentive Compensation Plan (the “Plan”). The Plan is intended to (a) align the interests of key employees and consultants of the Company and its subsidiaries, and directors of the Company, with the interests of the Company’s shareholders by encouraging stock ownership; (b) provide long-term stock and cash incentives and rewards to those individuals who are in a position to contribute to the long-term success and growth of the Company without encouraging participants to take unnecessary and excessive risks; and (c) assist the Company in attracting and retaining exceptionally qualified employees, consultants and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. The Plan was approved by the Company’s Board of Directors (the “Board”) on February 4, 2020, subject to approval by the Company’s shareholders, and, if approved by shareholders, the Plan shall become effective on April 28, 2020 (the “Effective Date”).
1.2.     Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 15 hereof, until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan. The termination of the Plan shall not adversely affect any Awards outstanding on the date of such termination.
Section 2.
Definitions
As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:
2.1.    “Annual Incentive Award” means a performance bonus determined under Section 12.
2.2.     “Award” means any Option (including a Non-Qualified Stock Option and an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock, Performance Unit, Substitute Award, Share, Dividend Equivalent or Annual Incentive Award.
2.3.     “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted hereunder between the Company and the Grantee.
2.4.    “Beneficiary” means the Person designated to receive Plan benefits, if any, following a Grantee’s death in accordance with Section 16.
2.5.     “Board” means the Board of Directors of the Company.
2.6.     “Bonus Opportunity” means a Grantee’s threshold, target and maximum bonus opportunity for a Year, provided that such bonus opportunity shall be either (a) to the extent that the Grantee has entered into an Employment Agreement with the Company, the threshold, target and maximum bonus levels, if any, specified in such Employment Agreement for such Year based on the Grantee’s base salary in effect on the first day of such Year, or (b) if there is no Employment Agreement in effect between the Company and the Grantee as of the first day of such Year or if the Employment Agreement does not specify such bonus levels, the percentage of such Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee).
2.7.    “Cause” means, as determined by the Committee, the occurrence of any one of the following: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Person and any Employer; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; (h) determination by a governmental authority or agency that bars or prohibits the Grantee from being employed in his or her current position with the Company; or (i) neglect or misconduct in the performance of the Grantee’s duties and responsibilities, provided that he or she did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Grantee; provided, however, that in the event a Grantee is party to an Employment Agreement with the Company or a Subsidiary that contains a different definition of Cause, the definition of Cause contained in such Employment Agreement shall be controlling.
2.8.    “Change in Control” means:
(a)     with respect to Awards other than Deferred Compensation Awards:
(i)     An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (for purposes of this Section 2.8, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.8(a)(i), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition by any entity pursuant to a transaction that complies with Section 2.8(a)(iii)(A), Section 2.8(a)(iii)(B) and Section 2.8(a)(iii)(C); or
(ii)     A change in the composition of the Board such that the individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 2.8(a)(ii), any individual who becomes a member of the Board subsequent to the date of the Effective Date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or
(iii)     The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent body or committee), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)     The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)    with respect to Deferred Compensation Awards, the occurrence of one or more of any of the following:
(i)     A Change in the Ownership of the Company. A change in ownership of the Company shall occur on the date that any one Person, or more than one Person acting as a “Group” (as defined below), acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of the Company.
(ii)     A Change in the Effective Control of the Company. A change in the effective control of the Company occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered a change in the effective control of the Company.
(iii)     A Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to eighty-five percent (85%) or more than the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(A)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	an entity, fifty percent (50%) or more of the total Fair Market Value or voting power of which is owned, directly or indirectly, by the Company;

(C)
a Person, or more than one Person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total Fair Market Value or voting power of all the outstanding stock of the Company; or

(D)	an entity, at least fifty percent (50%) of the total Fair Market Value or voting power of which is owned, directly or indirectly, by a Person described in Section 2.8(b)(iii)(C).
For purposes of this Section 2.8(b):
“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;
“Group” shall have the meaning ascribed to such term in Treasury Regulations Section 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable;
stock ownership shall be determined under Code Section 409A; and
any interpretation or determination of the Committee regarding the payment of Deferred Compensation Awards in connection with a Change in Control shall take into account any applicable guidance and regulations under Code Section 409A, and shall be made with the intent to comply with Code Section 409A.
2.9.    “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated thereunder and to any successor provisions.
2.10.    “Committee” has the meaning set forth in Section 3.1(a).

2.11.    “Common Stock” means common stock, par value $.01 per share, of the Company.
2.12.    “Company” has the meaning set forth in Section 1.1.
2.13.    “Compensation Limitations” means any compensation limitations that may become applicable to the Company or Grantee pursuant to laws or other rules, regulations or written guidance issued pursuant to the authority of the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or other applicable federal or state regulatory agency.
2.14.    “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could be subject to adverse tax consequences under Code Section 409A.
2.15.    “Deferred Stock” means a right, granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period.
2.16.     “Disability” means:
(a)     with respect to Awards other than Deferred Compensation Awards, a mental or physical illness that entitles the Grantee to receive benefits under the long‑term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary.
(b)     with respect to any Deferred Compensation Award, a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
Notwithstanding anything to the contrary in this Section 2.16 to the contrary, a Disability shall not qualify under the Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a felony criminal offense.
2.17.     “Dividend Equivalent” means any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Stock Units.
2.18.    “Early Retirement” means a Termination of Service, other than for Cause, death or Disability, on or after reaching age fifty-five (55) and completion of fifteen (15) years of service with an Employer.
2.19.    “Effective Date” has the meaning set forth in Section 1.1.
2.20.     “Eligible Person” means any (a) employee of an Employer, (b) nonemployee director of the Company or (c) consultant engaged by an Employer.
2.21.    “Employer” means the Company or any Subsidiary.
2.22.     “Employment Agreement” means an employment agreement, offer letter, consulting agreement or other written agreement between an Employer and an Eligible Person, which relates to the terms and conditions of such person’s employment or other services for an Employer.
2.23.     “Exchange Act” means the Securities Exchange Act of 1934 (and any successor thereto), as amended from time to time. References to a particular section of the Exchange Act include references to rules, regulations and rulings promulgated and in effect thereunder, and to any successors thereto.
2.24.     “Exercise Date” means the date the Grantee or other holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation as required hereunder, under the applicable Award Agreement or as the Committee may otherwise specify.
2.25.     “Fair Market Value” means, as of any applicable date, (a) the closing sales price for one Share on such date as reported on the New York Stock Exchange or, if the foregoing does not apply, on such other market system or stock exchange on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board in accordance with Code Section 409A. For purposes of subsection (b), the determination of such Fair Market Value by the Board will be made no less frequently than every twelve (12) months and will either (x) use one of the safe harbor methodologies permitted under Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (y) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its shareholders or its creditors.
2.26.     “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.
2.27.     “Grantee” means an Eligible Person who has been granted an Award.
2.28.     “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Code Section 422.
2.29.     “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.
2.30.     “Non-Qualified Stock Option” means an Option granted under Section 6 that is not intended to be an Incentive Stock Option.
2.31.     “Normal Retirement” means a Termination of Service, other than for Cause, death or Disability, on or after reaching age sixty-two (62) and completion of five (5) years of service with an Employer.
2.32.     “Option” means an Incentive Stock Option or Non-Qualified Stock Option.
2.33     “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.
2.34.     “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than an Annual Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of an Annual Incentive Award, the portion of the individual’s Bonus Opportunity potentially payable as an Annual Incentive Award. Performance Goals may contain threshold, target and maximum levels of achievement. The Performance Goals shall be chosen from among the Performance Measures set forth in Section 4.4(a).
2.35.     “Performance Measures” has the meaning set forth in Section 4.4(a).
2.36.     “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
2.37.     “Performance Unit” means any grant pursuant to Section 11 of (a) a bonus consisting of cash or other property the amount or value of which, and/or the entitlement to which, is conditioned upon the attainment of any Performance Goals specified by the Committee, or (b) a unit valued by reference to a designated amount of property other than Shares.
2.38.    “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
2.39.     “Plan” has the meaning set forth in Section 1.1 and also includes any appendices hereto.
2.40.    “Restricted Stock” or “RSA” means any Share issued as an Award under the Plan that is subject to Restrictions.
2.41.     “Restricted Stock Unit or “RSU” means the right granted as an Award under the Plan to receive a Share, conditioned on the satisfaction of Restrictions imposed by the Committee, which may be time-based, performance-based or based upon the occurrence of one or more events or conditions.

2.42.     “Restrictions” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) a restriction that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time, the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date, the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.
2.43.     “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.
2.44.     “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
2.45.     “Section 16 Nonemployee Director” means a member of the Board who satisfies the requirements to qualify as a “nonemployee director” under Rule 16b-3.
2.46.     “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.
2.47.     “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock, as set forth in Section 9.3(b) or 10.4(c), as applicable.
2.48.     “Share” means a share of Common Stock.
2.49.     “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.
2.50.     “Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the applicable Award Agreement.
2.51.     “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.
2.52.     “Substitute Award” has the meaning set forth in Section 5.6.
2.53.     “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.
2.54.     “Termination of Service” means,
(a)     with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an employee, director or consultant or (ii) with respect to an individual who is an employee or consultant to a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided, however, that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service; or
(b)     with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) or as permitted under Code Section 409A .
2.55.     “Year” means a calendar year.

Section 3.
Administration
3.1.     Committee.
(a)Subject to Section 3.2, the Plan shall be administered by the Compensation and Benefits Committee of the Board, unless otherwise determined by the Board (the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3, the Committee shall consist of two or more directors of the Company, all of whom are Section 16 Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 as then in effect.
(b)Subject to Section 4.4(c), the Committee may delegate, to the fullest extent permitted under applicable law, to the Chief Executive Officer of the Company any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers, or are (or are expected to be) Section 16 Persons at the time any such delegated authority is exercised.
3.2.    Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:
(a)     to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;
(b)     to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictive covenants, restrictions on exercisability or transferability, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;
(c)to determine whether an Award will be subject to minimum vesting requirements under Section 5.3(d);
(d)to determine the benefit (including any Bonus Opportunity) payable under any Award and to determine whether any performance, vesting or transfer conditions, including Performance Measures or Performance Goals, have been satisfied;
(e)to determine whether or not specific Awards shall be granted in connection with other specific Awards;
(f)to determine the Term, as applicable;
(g)to determine the amount, if any, that a Grantee shall pay for Restricted Stock, whether to permit or require the payment of cash dividends thereon to be paid and/or deferred, and the terms related thereto, when Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be forfeited and whether such Shares shall be held in escrow or other custodial arrangement;
(h)to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may continue to vest and/or be exercised;
(i)to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(j)to determine whether a Grantee has a Disability or a Retirement (including years of service);
(k)to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);
(l)to determine whether an Eligible Person is subject to Compensation Limitations;
(m)to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;
(n)without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in Compensation Limitations or other applicable laws, regulations or accounting principles;
(o)to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(p)to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee (except as provided in this Section 3.2(p), and Sections 5.5 and 15.2), to amend any such Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) that does not adversely affect the rights of the Grantee, or (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Compensation Limitation or other applicable law or regulation, or a change in an existing Compensation Limitation or other applicable law or regulation or interpretation thereof, or (iii) to the extent the Award Agreement specifically permits amendment without consent;
(q)to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards that may from time to time be exercised by a Grantee and requiring the Grantee to enter into restrictive covenants;
(r)to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, Award Agreements or any other instrument entered into or relating to an Award under the Plan; and
(s)to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and shareholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.
All determinations of the Committee shall be made by a majority of its members; provided, however, that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.
Section 4.
Awards and Shares Subject to the Plan and Adjustments
4.1.     Number of Shares Available for Grants.
(a)     Subject to adjustment as provided in Section 4.2, the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) Ten Million (10,000,000), plus (ii) the number of remaining Shares under the Associated Banc-Corp 2017 Incentive Compensation Plan (the “2017 Plan”) (not subject to outstanding awards under the 2017 Plan and not delivered out of the Shares reserved thereunder) as of the Effective Date of the Plan, plus (iii) the number of Shares that become available under the 2017 Plan after the Effective Date of the Plan pursuant to forfeiture, termination, lapse or satisfaction of an Award in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”).

For purposes of this Section 4.1(a)), (x) each Share delivered pursuant to the exercise of an Option shall reduce the Available Shares by one (1) Share; (y) a number equal to the greater of each Share delivered upon exercise of a SAR and the number of Shares underlying such SAR (whether the distribution is made in cash, Shares or a combination of cash and Shares) shall reduce the Available Shares by one (1) Share, other than a SAR that, by its terms, from and after the Grant Date thereof is payable only in cash, in which case the Available Shares shall not be reduced; and (z) each Share delivered pursuant to an Award, other than an Option, SAR or Substitute Award, shall reduce the Available Shares by 2.8 Shares. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan in the same ratio as such Shares were previously counted as issued under the Plan with respect to such forfeited or terminated Award. If any Award is settled in cash, the Shares subject to such Award that are not delivered shall again be available for grants under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) Shares used to pay the Option Price or withholding taxes related to an outstanding Award, and (iii) Shares repurchased on the open market with the proceeds of the Option Price.
(b)     The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.
(c)    The maximum number of shares of Common Stock that may be issued under the Plan in this Section 4.1 shall not be affected by (i) the cash payment of dividends or Dividend Equivalents in connection with outstanding Awards; or (ii) any Shares required to satisfy Substitute Awards.
(d)     No Grantee that is a nonemployee director of the Company may be granted Awards of Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units with respect to a number of Shares with an aggregate Fair Market Value on the Grant Date exceeding $500,000 during any Year.
4.2.    Adjustments in Authorized Shares and Awards.
(a)     In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split‑up, spin‑off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Stock or relating to any other outstanding Award in connection with which Shares are subject, and (v) the number of Shares with respect to which Awards may be granted to a Grantee; provided, however, in each case, that with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to fail to continue to qualify under Code Section 424(a); and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(b)     Notwithstanding Section 4.2(a), any adjustments made pursuant to Section 4.2(a) shall be made in such a manner as to ensure that, after such adjustment, Awards continue not to be nonqualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences under Code Section 409A).
4.3.    Adjustments and Limitations.
(a)     Adjustments. The Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.
(b)     Annual Individual Limitations. No Grantee may be granted Awards for Options or SARs with respect to a number of Shares in any one (1) Year exceeding 400,000 Shares. For Awards which are subject to Performance Measures and which are Awards of Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units or any other Award other than Options or SARs which is determined by reference to the value of Shares (Awards meeting such criteria hereinafter referred to as “Full Value Performance-Based Awards”), no Grantee may be granted Full Value Performance-Based Awards with respect to a number of Shares in any one (1) Year exceeding 400,000 Shares. If a Full Value Performance-Based Award is cancelled, the Shares subject to the cancelled Award continue to count against the maximum number of Shares that may be granted to a Grantee in any Year. All Shares specified in this Section 4.3(b) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2. No Grantee may be granted a cash Award that would have a maximum payout, during any Year, exceeding $3,000,000. No Grantee may be granted a cash Award for a Performance Period of more than one (1) Year that would have a maximum payout, during the Performance Period, that would exceed $6,000,000.
4.4.     Performance Measures.
(a)     Performance Measures. Subject to Section 4.4(d), performance criteria for Awards other than Options and SARs may be based upon one or more measures (each “Performance Measure”) as selected by the Committee in its discretion.

(i)	Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);
(ii)	Earnings (either in the aggregate or on a per-Share basis);
(iii)	Net income or loss (either in the aggregate or on a per-Share basis);
(iv)	Operating profit;
(v)	Cash flow (either in the aggregate or on a per-Share basis);
(vi)	Free cash flow (either in the aggregate on a per-Share basis);
(vii)	Capital ratio (either Common Equity Tier 1 or other);
(viii)	Non-interest expense;
(ix)	Costs;
(x)	Gross revenues;
(xi)	Deposit growth;
(xii)	Loan loss provisions;
(xiii)	Reductions in expense levels;
(xiv)	Risk adjusted return on capital;
(xv)	Operating and maintenance cost management and employee productivity;
(xvi)	Share price or total shareholder return (including growth measures and total shareholder return or attainment by the Shares of a specified value for a specified period of time);
(xvii)	Net economic value;
(xviii)	Nonperforming asset ratio;
(xix)	Net charge-off ratio;
(xx)	Net interest margin;
(xxi)	Economic value added or economic value added momentum;
(xxii)	Aggregate product unit and pricing targets;

(xxiii)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, sales, credit quality, loan quality, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets and goals relating to acquisitions or divestitures;

(xxiv)	Return on average assets or average equity;
(xxv)	Achievement of objectives relating to diversity, employee turnover or other human capital metrics;
(xxvi)	Results of customer satisfaction surveys or other objective measures of customer experience; and/or
(xxvii)	Debt ratings, debt leverage and debt service;
provided, however, that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.
(b)     Flexibility in Setting Performance Measures. The Committee shall set the Performance Measures. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).
(c)     Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished Performance Goals. The Committee may not, delegate any responsibility with respect to Awards. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.
(d)     Changes to Performance Measures. The Committee shall have sole discretion to alter the governing Performance Measures without obtaining shareholder approval.
Section 5.
Eligibility and General Conditions of Awards
5.1.    Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.
5.2.    Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.
5.3.    General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Options or SARs that have not been exercised, or any other Awards that remain subject to Restrictions or which are not otherwise vested or exercisable, at the time of a Termination of Service shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.
(a)     Options and SARs. Except as otherwise provided in an Award Agreement:
(i)     If the Grantee incurs a Termination of Service due to his or her death or Disability, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such one (1) year period, the Options or SARs shall be immediately cancelled and forfeited to the Company.

(ii)     If the Grantee incurs a Termination of Service due to his or her Early Retirement or Normal Retirement, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for the remainder of their original Term.
(iii)     If the Grantee either incurs a Termination of Service by an Employer without Cause or a Termination of Service, which is voluntary on the part of the Grantee (and not due to such Grantee’s death, Disability, Early Retirement or Normal Retirement), the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of sixty (60) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such sixty (60) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.
(iv)     If the Grantee incurs a Termination of Service for Cause all Options and SARs shall be immediately canceled and forfeited to the Company.
(b)     Restricted Stock. Except as otherwise provided in an Award Agreement:
(i)    If Termination of Service occurs by reason of the Grantee’s death, Disability, Early Retirement or Normal Retirement, such Grantee’s Restricted Stock shall become immediately vested and no longer subject to the applicable Restrictions.
(ii)    If Termination of Service occurs for any reason other than the Grantee’s death, Disability, Early Retirement or Normal Retirement while the Grantee’s Restricted Stock is subject to a Restriction(s), all of such Grantee’s Restricted Stock that is unvested or still subject to Restrictions shall be forfeited by the Grantee.
(c)     Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company. For the avoidance of doubt, no Dividend Equivalents will be paid with respect to any Options or SARs.
(d)     Minimum Vesting. Except as otherwise provided pursuant to this Section 5.3 and Section 14, (i) in the case of any Award that is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary (including a division or business unit of the Company or a Subsidiary) and is payable in Shares, the Restrictions shall last for no less than one (1) year, or (ii) in the case of an Award, other than Deferred Stock that is granted in connection with a Grantee’s Deferral Election, that is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary and is payable in Shares, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to this Section 5.3 and Section 14, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the Restrictions for all or any part of such Award. Notwithstanding the foregoing, the Committee shall have the authority under this Section 5.3(d) to accelerate, vest or waive Restrictions with respect to any Awards (that are subject to the minimum vesting restrictions set forth above) that (A) (exclusive of the accelerations, vesting and waivers permitted pursuant to clauses (B) and (C) below) do not, in the aggregate, exceed five percent (5%) of the Available Shares under the Plan (as such number may be adjusted or increased from time to time pursuant to the Plan), (B) occur in connection with a Change in Control, or (C) occur, with a respect to any Grantee, in connection with the death, Disability, Early Retirement or Normal Retirement of such Grantee.
(e)     Waiver. Notwithstanding anything to the contrary in the Plan, the Committee may in its sole discretion as to all or part of any Award that is not subject to the one-year or three-year minimum vesting requirements specified in Section 5.3(d), at the time the Award is granted or thereafter, (i) determine that Awards shall become exercisable or vested, or Restrictions shall lapse, (ii) determine that Awards shall continue to become exercisable or vested in full or in installments, or Restrictions shall continue to lapse, after a Termination of Service, (iii) extend the period for exercise of Options or SARs following a Termination of Service (but not beyond the original Term), or (iv) provide that any Award shall, in whole or in part, not be forfeited upon such Termination of Service.
5.4    Non-transferability of Awards.
(a)     Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b)     No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death, or a transfer by the Grantee to the Company with respect to Restricted Stock, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.
(c)     Notwithstanding Sections 5.4(a) and 5.4(b) above, to the extent provided in the applicable Award Agreement, Non-Qualified Stock Options may be transferred, without consideration, to a Permitted Transferee. For this purpose, (i) a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or similar entity of which all of the partners, members or shareholders are such Grantee or members of his or her Immediate Family, and (ii) the “Immediate Family” of a Grantee means the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, including adoptive relationships. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award.
(d)     Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.
5.5.    Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with an Employer.
5.6.    Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or nonemployee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination (“Acquisition Date”) in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve such preservation of economic value.
5.7.    Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including, without limitation, evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any death taxes payable with respect to such Shares have been paid or provided for.
5.8.     No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
Section 6.
Stock Options
6.1.    Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.
6.2.    Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine.
6.3.    Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under this Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. With the approval of shareholders, the Committee or the Board may amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (a) lowering the exercise price of an Option or SAR after it is granted; (b) any other action that is treated as a repricing under generally accepted accounting principles; (c) cancelling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Stock, in exchange for another Award, other equity, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if done pursuant to an adjustment authorized under Section 4.2.
6.4.    Vesting. Shares subject to an Option shall become vested and exercisable as specified in the applicable Award Agreement.
6.5.     Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:
(a)     shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below in this Section 6.5);
(b)    shall have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;
(c)    shall have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;
(d)    shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Code Section 422, which exceeds $100,000 (the “$100,000 Limit”);
(e)     shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate Non-Qualified Stock Option at such date or dates as are provided in the Current Grant;
(f)    shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;
(g)    shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and
(h)    shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Code Section 422 for an Incentive Stock Option, be treated for all purposes of the Plan, except as otherwise provided in subsections (d) and (e) above, as a Non-Qualified Stock Option.
For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(p) and 15.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.
6.6.    Exercise and Payment.
(a)    Except as may otherwise be provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of an electronic notice (“Notice”) to the Company setting forth the number of Shares to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):
(i)     Exercised shares or funds in the Grantee’s personal brokerage account, cash, personal check or wire transfer;
(ii)     with the approval of the Committee, Shares or Shares of Restricted Stock valued at the Fair Market Value of a Share on the Exercise Date; or
(iii)    subject to applicable law and the Company’s policies, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by Grantee by reason of such exercise.
(b)     The Committee may, in its discretion, specify that, if any Shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the Option Price, (i) all the Shares acquired on exercise of the Option shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date, or (ii) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date.
(c)    At the discretion of the Committee and subject to applicable law, the Company may loan a Grantee all or any portion of the amount payable by the Grantee to the Company upon exercise of the Option on such terms and conditions as the Committee may determine.
(d)    If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including evidence of authority of such Person or Persons to exercise the Option.
(e)    At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement, in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.
Section 7.
Stock Appreciation Rights
7.1.    Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis or in tandem with an Option. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.
7.2.    Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall specify the Grant Date, the Strike Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the SAR pertains, the time or times at which such SAR shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as shall be determined by the Committee.

7.3.     Strike Price. The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided, however, that the Strike Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of the SAR.
7.4.     Vesting. Shares subject to a SAR shall become vested and exercisable as specified in the applicable Award Agreement.
7.5.     Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment of a SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 17.1 or otherwise. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.
7.6.     Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs that it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.
Section 8.
Restricted Stock
8.1.     Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.
8.2.     Award Agreements. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of the Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, Restrictions under applicable laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the above.
8.3.     Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.
8.4.     Vesting. Shares subject to a Restricted Stock Award shall become vested and transferable as specified in the applicable Award Agreement and in accordance with Section 5.3(d) (thereafter being referred to as “Unrestricted Stock”). For purposes of calculating the number of Shares of Restricted Stock that become Unrestricted Stock as set forth above, Share amounts shall be rounded down to the nearest whole Share amount, unless otherwise specified in the applicable Award Agreement.
8.5.     Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares of Restricted Stock or acquired such Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Stock or the Option Price, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as administratively practical. Such Restricted Stock shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.
8.6.     Escrow; Legends. The Committee shall cause Grantee’s shares of Restricted Stock to be evidenced by a restricted book entry account with the Company’s transfer agent. If any Restricted Stock becomes nonforfeitable or vested and transferable, the Company shall cause certificates for such Shares to be delivered without such legend or shall cause a release of restrictions on a book entry account maintained by the Company’s transfer agent.
8.7.     Shareholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Shares of Restricted Stock. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be subject to the same Restrictions and other terms (including forfeiture) as apply to the Shares of Restricted Stock with respect to which such dividends are issued. The Committee may, in its discretion, provide for payment of interest on deferred cash dividends.

Section 9.
Restricted Stock Units
9.1.     Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3) and (4), the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no voting rights with respect to Restricted Stock Units.
9.2.     Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions not inconsistent with the Plan or Code Section 409A as the Committee shall determine. The Committee may impose such Restrictions on Restricted Stock Units as it deems appropriate, including time-based Restrictions, Restrictions based on the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, restrictions under securities laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the above, provided that such Restrictions are in accordance with Section 5.3(d) if applicable.
9.3.     Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.
(a)     Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.
(b)    Settlement of RSU Accounts. The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided, however, that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit, as determined by the Committee. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be as soon as administratively practical following when Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the Year following the Year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Notwithstanding the foregoing, for Restricted Stock Units which are Deferred Compensation Awards, if the RSU Account is payable to a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), then the Settlement Date, to the extent the Restrictions have lapsed due to the Grantee’s Termination of Service, shall not be before the date that is six (6) months after the date of such Termination of Service (or, if earlier, such Grantee’s death). Unless otherwise provided in an Award Agreement (e.g., with respect to Early Retirement or Normal Retirement), in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.
Section 10.
Deferred Stock
10.1.     Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3), and (4), the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of Restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock. For the avoidance of doubt, any grant of Deferred Stock hereunder which is made as a result of a conversion of a previously granted Award at the election of the Grantee shall not count as a new Award in the year of grant for purposes of the individual limitations on annual Awards under Section 4 of this Plan.

10.2.     Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan (including Section 5.3(d) if applicable) and Code Section 409A.
10.3.     Deferred Stock Elections.
(a)     Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”) at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of his salary, bonus and/or cash retainer (in the case of a director) (including any cash or Share Award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary, bonus and/or cash retainer or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of a Share on the date such salary, bonus, cash retainer or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.
(b)     Timing of Deferral Elections. An initial Deferral Election must be filed with the Company (pursuant to procedures established by the Committee) in a manner that meets the timing requirements specified in Treasury Regulation Section 1.409A-2(a). A Deferral Election shall be irrevocable as of the filing deadline, unless the Company has specified an earlier time at which it shall be irrevocable.
(c)     Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulation Section 1.409A-2(b).
10.4.     Deferral Account.
(a)     Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election. Deferred Stock shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Stock. Deferral Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.
(b)     Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.
(c)    Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided, however, that any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share, as determined by the Committee. The Settlement Date for all Deferred Stock credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Stock, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events: (i) a specified date as in Treasury Regulation Section 1.409A-3(i)(1), (ii) a Change in Control (within the meaning of Section 2.8(b), (iii) the Grantee’s “separation from service” as provided in Treasury Regulation Section 1.409A-1(b), (iv) the Grantee’s death, (v) the Grantee’s Disability, or (vi) an “unforeseeable emergency” of the Grantee as provided in Treasury Regulation Section 1.409A-3(i)(3).

Section 11.
Performance Units
11.1.    Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan (including Section 5.3(d)) as shall be determined by the Committee.
11.2.    Value/Performance Goals. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Performance Goals for Awards of Performance Units may be set by the Committee at threshold, target and maximum performance levels with the number or value of the Performance Units payable directly correlated to the degree of attainment of the various performance levels during the Performance Period. Unless otherwise provided in an Award Agreement, no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied. If Performance Goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement.
11.3.    Earning of Performance Units. Except as provided in Section 13, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 11.2. The Committee shall certify the level of achievement of the Performance Goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares, Restricted Stock or Restricted Stock Units.
11.4.    Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period.
Section 12.
Annual Incentive Awards
12.1.    Annual Incentive Awards. Subject to and consistent with the provisions of the Plan, Annual Incentive Awards may be granted to any Eligible Person in accordance with the provisions of this Section 12. The Committee shall designate the individuals eligible to be granted an Annual Incentive Award for a Year. The Committee may designate an Eligible Person as eligible for a full Year or for a period of less than a full Year. The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.
12.2.    Determination of Amount of Annual Incentive Awards.
(a)     Aggregate Maximum. The Committee may establish guidelines as to the maximum aggregate amount of Annual Incentive Awards payable for any Year.
(b)    Establishment of Performance Goals and Bonus Opportunities. For any Annual Incentive Award granted, the Committee shall establish Performance Goals for the Year (which may be the same or different for some or all Eligible Persons) and shall establish the threshold, target and maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and maximum Performance Goals. Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine, and as provided under Section 4.4.
(c)    Committee Certification and Determination of Amount of Annual Incentive Award. The Committee shall determine and certify in writing the degree of attainment of Performance Goals as soon as administratively practicable after the end of each Year. The Committee shall determine an individual’s maximum Annual Incentive Award based on the level of attainment of the Performance Goals (as certified by the Committee) and the individual’s Bonus Opportunity. The Committee may adjust an Annual Incentive Award, or delegate with respect to such an Award, as provided in Section 4.4. The determination of the Committee to reduce (or not pay) an individual’s Annual Incentive Award for a Year shall not affect the maximum Annual

Incentive Award payable to any other individual. No Annual Incentive Award shall be payable to an individual unless at least the threshold Performance Goal is attained.
(d)    Termination of Service. If a Grantee has a Termination of Service during the Year, the Committee may, in its absolute discretion and under such rules as the Committee may from time to time prescribe, authorize the payment of an Annual Incentive Award to such Grantee in accordance with the foregoing provisions of this Section 12.2 and in the absence of such determination by the Committee the Grantee shall receive no Annual Incentive Award for such Year; provided, however, that the payment of such Award shall be determined based upon actual performance at the end of the Year and any payment of such Award shall be paid in accordance with Section 12.3, unless otherwise provided in the applicable Award Agreement.
12.3.     Time of Payment of Annual Incentive Awards. Annual Incentive Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under Section 12 but not later than the March 15 after the end of the Year for which the Annual Incentive Award relates.
12.4.    Form of Payment of Annual Incentive Awards. An individual’s Annual Incentive Award for a Year shall be paid in cash, Shares, Restricted Stock, Options or any other form of an Award, or any combination thereof, as provided in the Award Agreement or in such form as the Committee may approve.
Section 13.
Dividend Equivalents
The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with the Plan and Code Section 409A. Unless otherwise provided in the Award Agreement or in Section 9 and Section 10 of the Plan, Dividend Equivalents shall be paid upon vesting of the underlying Award. Unless otherwise provided in the Award Agreement or in Section 9 and Section 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited. Notwithstanding the foregoing, no Dividend Equivalents may be paid with respect to unvested Performance Units.
Section 14.
Change in Control
14.1.    Acceleration of Vesting. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of (a) an event satisfying the Section 2.8 definition of “Change in Control” with respect to a particular Award, and (b) a Grantee’s involuntary Termination of Service (other than due to Cause) that occurs during the two (2) year period immediately following such Change in Control event, such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met, as applicable; provided, however, that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse tax consequences under Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations with respect to a Change in Control in any Award Agreement as it may deem desirable.
14.2.     Special Treatment in the Event of a Change in Control. In order to maintain the Grantee’s rights upon the occurrence of any event satisfying the Section 2.8 definition of “Change in Control” with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to any such Award, either at the time the Award is made hereunder or any time thereafter: (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and/or (b) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after such Change in Control. Additionally, in the event of any Change in Control with respect to Options and SARs, the Committee, as constituted before such Change in Control, may, in its sole discretion (except as may be otherwise provided in the Award Agreement): (a) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per-Share Option Price or Strike Price (as applicable) that is greater than the Change in Control Price (defined below); or (b) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per-Share Option Price or Strike Price (as applicable) that is less than or equal to the Change in Control Price in exchange for a cash payment of an amount equal to (x) the difference between the Change in Control Price and the Option Price or Strike Price (as applicable), multiplied by (y) the total number of Shares underlying such Option or SAR that are vested and exercisable at the time of the Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable. The “Change in Control Price” means the lower of (a) the per-Share Fair Market Value as of the date of the Change in Control, or (b) the price paid per Share as part of the transaction which constitutes the Change in Control.

Section 15.
Amendments and Termination
15.1.    Amendment and Termination.
(a)    Subject to Section 15.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s shareholders, provided that (i) any amendment shall be subject to the approval of the Company’s shareholders if (A) such approval is required by any federal or state law or regulation or any stock exchange or automated quotation system on which the Shares may then be listed or quoted or (B) such amendment would decrease the minimum vesting requirements under Section 5.3(d); and (ii) any Plan amendment or termination will not impermissibly accelerate the timing of any payments that constitute nonqualified deferred compensation under Code Section 409A and result in adverse tax consequences under Code Section 409A.
(b)     Subject to Section 15.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan.
15.2.    Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(m), 3.2(p), 5.5, 15.1 and this Section 15.2) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan or an Award Agreement without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules or other written guidance (including Compensation Limitations) without a Grantee’s consent.
Section 16.
Beneficiary Designation
Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.
Section 17.
Withholding
17.1.     Required Withholding.
(a)    The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or a SAR, upon the lapse of Restrictions on an Award or upon payment of any benefit or right under the Plan (the Exercise Date, the date such Restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may be required or may be permitted to elect to make payment for the withholding of federal, state and local (“Income”) taxes, including Social Security and Medicare (“FICA”) taxes, by one or a combination of the following methods:
(i)    payment of an amount in cash equal to the amount to be withheld;
(ii)    requesting the Company to withhold from those Shares that would otherwise be received upon exercise of an Option or a SAR, upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or
(iii)    withholding from any compensation otherwise due to the Grantee.
Effective for Awards where the Tax Date occurs on or after January 1, 2017, the Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or a SAR or in connection with the settlement of any other Award to be satisfied by withholding Shares pursuant to clause 17.1(a)(iii) above shall not exceed the maximum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this Section 17.1(a) is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements, unless otherwise provided in the Award Agreement.

(b)    Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Code Section 83(b) shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 17.1(a).
(c)    No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.
17.2.    Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Code Section 83(b) to include in such Grantee’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.
Section 18.
General Provisions
18.1.    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Wisconsin, other than its law respecting choice of laws and applicable federal law.
18.2.    Severability. If any provision of this Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.
18.3    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
18.4.     Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.
18.5.     Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.
If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which any of the Company’s equity securities are listed, then the Committee may postpone any such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.
18.6.     Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including, without limitation, any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under

Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A, including Department of Treasury guidance and other interpretive materials as may be issued after the date on which the Board approves the Plan. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. In the case of any Deferred Compensation Award (in addition to Deferred Stock), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, such Grantee’s death).
18.7.     Mitigation of Excise Tax. If any payment or right accruing to a Grantee under the Plan (without the application of this Section 18.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 18.7 shall apply with respect to any person only if, after reduction for any applicable federal excise tax imposed by Code Section 4999 and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to a Employment Agreement with the Company or a Subsidiary that provides for more favorable treatment for the Grantee regarding Code Section 280G, including, but not limited to, the right to receive a gross-up payment for the excise tax under Code Section 4999, such agreement shall be controlling.
18.8.     No Rights as a Shareholder. No Grantee shall have any rights as a shareholder of the Company with respect to the Shares (except as provided in Section 8.7 with respect to Restricted Stock) that may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.
18.9.     Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement between an Employer and the Grantee, except as such agreement shall otherwise expressly provide.
18.10.     Employment Agreement Supersedes Award Agreement. In the event a Grantee is a party to an Employment Agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement or this Plan, the Employment Agreement shall be controlling; provided that (a) if the Grantee is a Section 16 Person, any terms in the Employment Agreement requiring Compensation Committee of the Board, Board or shareholder approval in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Compensation Committee of the Board, the Board or the shareholders, as applicable, and (b) the Employment Agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling, and (c) an Employment Agreement or modification to an Employment Agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the Employment Agreement expressly so provide.
18.11.     Non-Exclusivity of Plan. The adoption of the Plan by the Board or its submission to the shareholders of the Company for approval shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.

18.12.     No Trust or Fund Created. The Plan or any Award shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.
18.13.     No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as a director of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment of a Grantee free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
18.14.     Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.
18.15.     Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
18.16.     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
18.17.     Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.
18.18.     Compensation Limitations. Notwithstanding anything in the Plan to the contrary, (a) no payment or benefit hereunder will be provided to a Grantee if any such payment or benefit would violate any applicable Compensation Limitations and (b) the Board or Committee (as applicable in accordance with Section 15) may amend the Plan or an Award Agreement at any time, without the consent of the Grantee, to the extent it determines necessary to comply with any applicable Compensation Limitations.

ASSOCIATED BANC-CORP
433 MAIN STREET
GREEN BAY, WI 54301

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E93545-P32844-Z76318 KEEP THIS PORTION FOR YOUR RECORDS

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ASSOCIATED BANC-CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) Michael T. Crowley, Jr.
03) Philip B. Flynn
04) R. Jay Gerken
05) Judith P. Greffin
06) Michael J. Haddad
07) William R. Hutchinson
08) Robert A. Jeffe
09) Eileen A. Kamerick
10) Gale E. Klappa
11) Richard T. Lommen
12) Cory L. Nettles
13) Karen T. van Lith
14) John (Jay) B. Williams

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

All votes must be received by 11:59 P.M., Eastern Time, April 27, 2020.
All votes for 401(k) participants must be received by
11:59 P.M., Eastern Time, April 26, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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E93546-P32844-Z76318

Annual Meeting of Associated Banc-Corp
to be held on Tuesday, April 28, 2020
for Holders as of March 2, 2020
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Erickson and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2, 3 AND 4.

Continued and to be signed on reverse side